Exhibit 10.9

STADIUM OPERATING AGREEMENT

BY AND AMONG

BRAVES STADIUM COMPANY, LLC

COBB-MARIETTA COLISEUM AND EXHIBIT HALL AUTHORITY

COBB COUNTY, GEORGIA

DATED MAY 27, 2014

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ARTICLE 1 -	DEFINITIONS	2

ARTICLE 2 -	GRANT OF LICENSE	9

2.1	Usufruct	9
2.2	Quiet Use and Enjoyment	9

ARTICLE 3 -	TERM AND TERMINATION	10

3.1	Term	10
3.2	Event of Default; Termination	10
3.3	BSC Extension Right	11
3.4	Surrender of the Stadium	11

ARTICLE 4 -	SITE ACQUISITION	11

4.1	Site Acquisition	11

ARTICLE 5 -	USE, OPERATION AND MANAGEMENT	11

5.1	Use, Operation and Management of the Stadium, Stadium Site and Authority Parking Areas	11
5.2	Right to Sublicense	14
5.3	ANLBC Use Agreement	14

ARTICLE 6 -	STADIUM REVENUES	14

6.1	Stadium Revenues	14

ARTICLE 7 -	STADIUM EXPENSES	14

7.1	Stadium Expenses	14
7.2	Routine Maintenance	15

ARTICLE 8 -	CAPITAL MAINTENANCE FUND	15

8.1	Creation of Capital Maintenance Fund	15
8.2	Submittal of Capital Maintenance and Repairs	16
8.3	Emergency Repairs	17
8.4	BSC Improvements	17
8.5	Performance of Capital Maintenance and Repairs	17

ARTICLE 9 -	STADIUM LICENSE FEE AND ADDITIONAL LICENSE FEE	17

9.1	Stadium License Fee	17
9.2	Additional License Fee	18

ARTICLE 10 -	NAMING RIGHTS	18

10.1	Stadium Naming Rights	18

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(Continued)

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ARTICLE 11 -	COUNTY EVENTS	19

11.1	County Events	19

ARTICLE 12 -	PARKING	20

12.1	Parking	20
12.2	Post-Term Parking	21

ARTICLE 13 -	STADIUM MARQUEE AND SIGNAGE	21

13.1	Stadium Marquee	21
13.2	On-Site Signage	21

ARTICLE 14 -	INSURANCE	22

14.1	BSC Insurance	22
14.2	County Parties’ Risk Management	23
14.3	Master Policy; MLB Policies; Review of Coverages	24

ARTICLE 15 -	INDEMNIFICATION AND LIMITATION OF LIABILITY	24

15.1	BSC Indemnification Obligations	24
15.2	County Indemnification Obligations	25
15.3	Limitation of Liability	25

ARTICLE 16 -	DISPUTE RESOLUTION	25

16.1	Dispute Resolution	25

ARTICLE 17 -	MLB DOCUMENTS	26

17.1	MLB Documents	26
17.2	League-Changed Circumstance	27

ARTICLE 18 -	TAXES	27

18.1	Taxes	27
18.2	Right to Contest Impositions	28

ARTICLE 19 -	ASSIGNMENT	28

19.1	County Parties’ Assignments	28
19.2	Transfers by BSC	28
19.3	Transactions that are not Transfers	29
19.4	Release of BSC	29
19.5	Estoppel Certificate	29
19.6	Use Rights Security Interests	29
19.7	MLB Conflict	34

(Continued)

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ARTICLE 20 -	OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL	34

20.1	County Parties’ Rights	34
20.2	BSC Rights	35

ARTICLE 21 -	SECURITY	36

21.1	Security	36

ARTICLE 22 -	DESTRUCTION OF STADIUM	36

22.1	Destruction of Stadium	36
22.2	Damage or Destruction During Final 5 Years of Term	36
22.3	Government Relief Grants	36

ARTICLE 23 -	CONDEMNATION	37

23.1	Total Taking	37
23.2	Partial or Temporary Taking	37

ARTICLE 24 -	NOTICES	38

24.1	Notices	38

ARTICLE 25 -	ACTIONS OF COUNTY PARTIES	39

25.1	Actions of County Parties	39

ARTICLE 26 -	REPRESENTATIONS AND WARRANTIES	39

26.1	Representations and Warranties of the County Parties	39
26.2	Representations and Warranties of BSC	40

ARTICLE 27 -	MISCELLANEOUS	41

27.1	Relationship of the Parties	41
27.2	Cooperation	41
27.3	Force Majeure	41
27.4	Ancillary Agreements	41
27.5	Governing Law	41
27.6	Jurisdiction	41
27.7	Obligation to Defend Validity of Agreement	41
27.8	Severability	42
27.9	Diligent Performance	42
27.10	Time of the Essence	42
27.11	Entirety of Agreement	42
27.12	Successors and Assigns	42

(Continued)

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27.13	Captions	42
27.14	No Waiver	42
27.15	Construction	42
27.16	Multiple Counterparts	42
27.17	Third-Party Beneficiaries	42
27.18	Further Assurances and Corrective Instruments	43
27.19	Good Faith	43
27.20	E-Verification	43
27.21	Nondiscrimination	43
27.22	No Personal Liability	43
27.23	Limited, Non-Recourse Obligation of the Authority	44

LIST OF EXHIBITS
Exhibit A-1 – Capital Maintenance and Repairs
Exhibit A-2 – Routine Maintenance
Exhibit B – The Stadium Site
Exhibit C – CMF Funding Schedule

STADIUM OPERATING AGREEMENT

This Stadium Operating Agreement (this “Agreement”) is made and entered into this 27th day of May, 2014 (the “Effective Date”), by and among Braves Stadium Company, LLC, a Delaware limited liability company (“BSC”), the Cobb-Marietta Coliseum and Exhibit Hall Authority, a political subdivision of the State of Georgia (the “Authority”), and Cobb County, Georgia, a political subdivision of the State of Georgia (the “County”) (BSC, the Authority and the County are collectively referred to herein as the “Parties” and the County and the Authority are collectively referred to herein as the “County Parties”).

WITNESSETH:

WHEREAS, Atlanta National League Baseball Club, Inc., a Georgia corporation (“ANLBC”), is the owner and operator of a Major League Baseball franchise known as the Atlanta Braves (the “Team”); and

WHEREAS, the Authority is an instrumentality and body politic of the State of Georgia authorized to acquire, construct, improve, alter, repair, operate and maintain certain facilities to be used for athletic contests, games and other types of public entertainment;

WHEREAS, ANLBC and the County Parties executed that certain Memorandum of Understanding (“MOU”) dated November 26, 2013 pursuant to which, among other things, ANLBC, certain Affiliates of ANLBC, and the County Parties agreed to finance, design, develop and construct a new multi-purpose sports, entertainment and recreation facility and the plaza area or areas associated therewith (the “Stadium”) and associated Authority-owned parking areas located on the Site (the “Authority Parking Areas”) for the benefit of the County Parties, ANLBC and its Affiliates, and the citizens of Cobb County, such Stadium and Authority Parking Areas to open commencing with the Team’s 2017 MLB season;

WHEREAS, certain Affiliates of ANLBC intend to cause to be developed a mixed-use district (collectively, the “Retail and Entertainment District”) adjacent to the Stadium, and certain Private Stadium Parking Areas (as hereinafter defined) to be made available for Stadium events and to be exclusively paid for by ANLBC, and the County believes the development of such Retail and Entertainment District and such Private Stadium Parking Areas to be in the best interests of the citizens of Cobb County and consistent with the vision of the Blueprint Cumberland II Master Plan and is in the statutory purpose of the Authority;

WHEREAS, the County Parties believe that the development and construction of the Stadium will provide a significant and much needed catalyst for revitalization and continuing redevelopment of the property in the vicinity of the Stadium;

WHEREAS, pursuant to the terms and conditions of the MOU, ANLBC and the County Parties have agreed to enter into this Agreement to more fully set forth the Parties’ respective rights and obligations with respect to the ongoing operation, management and use of the Stadium and the Authority Parking Areas;

WHEREAS, BSC, an Affiliate of ANLBC, will operate the Stadium on behalf of ANLBC;

WHEREAS, ANLBC has committed that the Team will remain at the Stadium for thirty (30) years following completion of construction of the Stadium; and

WHEREAS, the Parties desire to promote the efficient operation, management and use of the Stadium and the Authority Parking Areas and to serve the best interests of residents of the County with respect to events to be held at the Stadium.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1 - DEFINITIONS

In addition to any other terms which are expressly defined in this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Article 1, which shall be applicable to both the singular and plural of the terms so defined:

“Additional License Fee” shall mean the term set forth in Section 9.2 of this Agreement.

“Affiliate” of a specified Person shall mean any corporation, partnership, limited liability company, sole proprietorship or other Person that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The terms “control”, “controlled by”, or “under common control” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person.

“Agreement” shall mean the term set forth in the introductory paragraph of this Agreement.

“Alternate Site Condition” shall mean the term set forth in the Non-Relocation Agreement.

“ANLBC” shall mean the term set forth in the recitals of this Agreement.

“ANLBC Contribution” shall mean the term set forth in the Development Agreement.

“ANLBC Representative” shall mean a person designated by the Braves Parties by written notice to the Authority and the County.

“ANLBC Use Agreement” shall mean the term set forth in Section 5.3 of this Agreement.

“Annual CMF Summary Notice” shall mean the term set forth in Section 8.2 of this Agreement.

“Applicable Law” shall mean any and all laws (including all statutory enactments and common law), constitutions, treaties, statutes, codes, ordinances, charters, resolutions, orders, rules, regulations, guidelines, orders, standards, governmental approvals, authorizations, or other directives or requirements of any Governmental Authority enacted, adopted, promulgated, entered, implemented, ordered or issued and in force or deemed applicable by or under the authority of any Governmental Authority.

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“Assurance Agreement” shall mean the term set forth in the Development Agreement.

“Assured Revenues” shall mean, collectively, those certain revenues that a Use Rights Secured Party may from time to time require BSC to retain subject to BSC’ s rights to release or Transfer such revenues as when permitted by (or following the expiration of) all agreements with such Use Rights Secured Party

“Authority” shall mean the term set forth in the introductory paragraph of this Agreement.

“Authority Annual CMF Cap Amount” shall mean the term set forth in Section 8.1.2 of this Agreement.

“Authority Annual CMF Cap Shortfall” shall mean the term set forth in Section 8.1.2 of this Agreement.

“Authority Parking Areas” shall mean the term set forth in the recitals to this Agreement.

“BCC” shall mean Braves Construction Company, LLC, a Delaware limited liability company, an Affiliate of ANLBC.

“BOC” shall mean the Office of the Commissioner of Baseball, an unincorporated association comprised of the Major League Baseball Clubs who are party to the Major League Constitution, and any successor organization thereto.

“Bond Documents” shall mean the term set forth in the Development Agreement.

“Bonds” shall mean the term set forth in the Development Agreement.

“Bond Transaction” shall mean the term set forth in the Development Agreement.

“Braves Parties” shall mean ANLBC, BRED, BSC and BCC.

“BRED” shall mean BRED Co., LLC, a Georgia limited liability company, an Affiliate of ANLBC.

“BSC” shall mean the term set forth in the introductory paragraph of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, or any federal holiday. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“CA Agreement” shall mean that certain construction administration agreement (previously referenced in the MOU as the “CM Agreement”) by and among the County and BCC pursuant to which BCC shall act as the construction administrator for the Stadium Project.

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“Capital Maintenance and Repair(s)” shall mean the provision of labor, services and materials reasonably necessary to maintain, repair, restore and/or replace, when reasonably necessary, all structural components (which may include, but not be limited to, foundations, footings, structural members, piers, columns, walls, roofs, ramps and steps), system components (which may include, but not be limited to, energy management and control programs, electrical components, heating and hot water systems, air conditioning, ventilating, plumbing, gas and water systems and escalators, elevators and dumb waiters) and/or integral parts (which may include, but not be limited to, drainage systems and light towers) of the Stadium, the Stadium Site and/or the Authority Parking Areas, of a character typically required to be capitalized under generally accepted accounting procedures, as a result of any damage, destruction, ordinary wear and tear or obsolescence, and including, but not limited to, those items set forth in Exhibit A-1 of this Agreement and expressly excluding Routine Maintenance.

“Capital Maintenance Fund” shall mean the term set forth in Section 8.1 of this Agreement.

“CID” shall mean the Cumberland Community Improvement District.

“Claims” shall mean the term set forth in Section 14.1 of this Agreement.

“Commissioner” shall mean the Commissioner of Baseball as elected under the Major League Constitution or, in the absence of a Commissioner, any Person succeeding to the powers and duties of the Commissioner pursuant to the Major League Constitution.

“Competitive MLB Facility” shall mean, when comparing the design, construction, maintenance and improvements of the Stadium, MLB ballparks of reasonably comparable size, age and features, constructed or materially renovated between 2004 and the date of this Agreement, including, without limitation, Busch Stadium, Citi Field, Citizens Bank Ballpark, Marlins Park, Nationals Park, Petco Park, Target Field, and Yankee Stadium.

“Completion Date” shall mean the term set forth in the Development Agreement.

“Construction Administrator” or “CA” shall mean BCC (which term shall have the same meaning as “Construction Manager” as described at Section 3(b) of the MOU).

“Contract Documents” shall mean the term set forth in the Development Agreement.

“County” shall mean the term set forth in the introductory paragraph of this Agreement.

“County Events” shall mean the term set forth in Section 11.1 of this Agreement.

“County Parties” shall mean the term set forth in the introductory paragraph of this Agreement.

“County Representative” shall mean a party to be designated in writing by the County by written notice to the ANLBC Representative.

“Definitive Documents” shall have the meaning set forth in the Development Agreement.

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“Development Agreement” shall mean that certain Development Agreement of even date of this Agreement by and among the County Parties and the Braves Parties in connection with the development and administration of the property and facilities described therein.

“Development Parcels” shall mean the term set forth in the Development Agreement.

“Dispute” shall mean the term set forth in Section 16.1 of this Agreement.

“Dispute Notice” shall mean the term set forth in Section 16.1 of this Agreement.

“Effective Date” shall mean the term set forth in the introductory paragraph of this Agreement.

“Emergency” shall mean a condition which (1) involves a danger to public health or safety, (2) is likely to result in immediate, substantial damage to the Stadium, the Stadium Site or the Authority Parking Areas, (3) is sudden and immediate and if not quickly cured would have a material impact on the Team’s ability to use and operate the Stadium for its intended use or (4) is required by MLB and must be implemented immediately.

“Event of Default” shall mean the term set forth in Section 3.2 of this Agreement.

“Event Use Agreement” shall mean the term set forth in Section 11.1 of this Agreement.

“Excluded Lien” shall mean the term set forth in Section 19.6.4 of this Agreement.

“Executive Council” shall mean the Major League Executive Council that is governed by Article III of the MLB Constitution, and any successor body thereto.

“Extension Term” shall mean the term set forth in Section 3.3 of this Agreement.

“Force Majeure” shall mean acts of God, natural disaster, accidents, fire or other casualty, earthquake, hurricane, tornadoes, named storms, flood, war, riot, intervention by civil or military authorities of government, insurrection, or other civil commotion, governmental action (except that, as to the County, governmental action shall exclude any governmental action or inaction with respect to the granting or withholding of any governmental Approvals or Permits needed for the Stadium Project or Private Stadium Parking Areas within the control of the County), material shortages, industry wide strikes, boycotts, lockouts or labor disputes (including, without limitation, labor disputes involving MLB players that result in missed games), or any other similar or like event or occurrence beyond the reasonable control of a Party hereto, that causes such Party to be delayed or hindered in, or prevented from, the performance of any covenant or obligation hereunder.

“Funding Date” shall mean the date of the closing of the Bond Transaction.

“Governmental Authority(ies)” shall mean any federal, state, county, municipal or other governmental department, entity, authority, commission, board, bureau, court, agency, or any instrumentality of any of them having jurisdiction with respect to the Stadium Project, Stadium Site, Private Stadium Parking Areas, or Site and any Persons in connection with the design, development, construction, equipping, commissioning, use, occupancy, possession, operation, maintenance and management of the Stadium Project, Stadium Site, Private Stadium Parking Areas, or Site.

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“Government Relief Grant” means a financial grant or other non-refundable relief or assistance from the Federal Emergency Management Agency, the Department of Homeland Security, or any other federal, state or local Governmental Authority.

“Home Games” shall mean the term set forth in the Non-Relocation Agreement.

“Home Television Territory” shall mean the area within which the Team has television and marketing rights under MLB Rules and Regulations as may be amended by MLB from time to time, which is currently defined, as of the date hereof, as (a) the State of Alabama, (b) the State of Georgia, (c) the State of Tennessee, (d) the State of South Carolina, (e) the State of Mississippi except for the Mobile, AL -Pensacola, FL ADI county of George, and (f) the State of North Carolina excluding all ADI counties east of Winston-Salem, Greensboro and Charlotte.

“Improvements” shall mean the term set forth in the Development Agreement.

“Intergovernmental Agreements” shall mean the term set forth in the Development Agreement.

“League-Changed Circumstance” shall mean the term set forth in Section 17.2 of this Agreement.

“Loss” shall mean the term set forth in Section 15.1 of this Agreement.

“Major League Baseball” or “MLB” shall mean, depending on the context, any or all of (i) the BOC, each other MLB Entity and/or all boards and committees thereof, including, without limitation, Executive Council, and/or (ii) the Major League Baseball Clubs acting collectively.

“Major League Baseball Club” shall mean any professional baseball club that is entitled to the benefits, and bound by the terms, of the Major League Constitution.

“Major League Constitution” shall mean the Major League Constitution adopted by the Major League Baseball Clubs (which amended and superseded the Major League Agreement dated January 1, 1975, the Agreement in re Major Leagues Central Fund dated as of December 8, 1983, as amended, and the respective constitutions of the former American and National Leagues of Professional Baseball Clubs) as the same may be amended, supplemented or otherwise modified from time to time in the manner provided therein and all replacement or successor agreements that may in the future be entered into by the Major League Baseball Clubs.

“Marquee Site” shall mean the term set forth in Section 13.1 of this Agreement.

“Master Declaration” shall mean that certain Master Declaration of Covenants, Conditions and Restrictions setting forth certain covenants, conditions and restrictions that will apply to the Site, to be recorded in the official County land records prior to the conveyance of the Stadium Site and the Authority Parking Areas to the Authority.

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“MLB Agency Agreement” shall mean the Amended and Restated Agency Agreement, effective as of January 1, 2013, by and among Major League baseball Properties, Inc., the various Major League Baseball Clubs and the BOC (and the Operating Guidelines related thereto), as may be amended, supplemented or otherwise modified from time to time.

“MLB Approval” shall mean, with respect to the Major League Baseball Clubs, the Commissioner, the BOC or any other MLB Entity, any approval, consent or no-objection letter required to be obtained from such Person(s) pursuant to the MLB Rules and Regulations (as exercised in the sole and absolute discretion of such Person(s)).

“MLB Entity” shall mean each of the BOC, Major League Baseball Enterprises, Inc., Major League Baseball Properties, Inc., The MLB Network, LLC, MLB Advanced Media, L.P., and/or any of their respective present or future affiliates, assigns or successors.

“MLB Governing Documents” shall mean the following documents as in effect from time to time and any amendments, supplements or other modifications thereto and all replacement or successor documents thereto that may in the future be entered into: (a) the Major League Constitution, (b) the Basic Agreement between the Major League Baseball Clubs and the Major League Baseball Players Association, (c) the Professional Baseball Agreement between the BOC, on behalf of itself and the Major League Baseball Clubs, and the National Association of Professional Baseball Leagues, (d) the Major League Rules (and all attachments thereto), (e) the Interactive Media Rights Agreement, effective as of January 20, 2000, by and among the BOC, the various Major League Baseball Clubs, MLB Advanced Media, L.P. and various other MLB Entities and (f) each agency agreement and operating guidelines among the Major League Baseball Clubs and any MLB Entity, including, without limitation, the MLB Agency Agreement.

“MLB Rules and Regulations” shall mean (a) the MLB Governing Documents, (b) any present or future agreements or arrangements entered into by, or on behalf of, the BOC, any other MLB Entity or the Major League Baseball Clubs acting collectively, including, without limitation, agreements or arrangements entered into pursuant to the MLB Governing Documents, and (c) the present and future mandates, rules, regulations, policies, practices, bulletins, by-laws, directives or guidelines issued or adopted by, or behalf of, the Commissioner, the BOC or any other MLB Entity as in effect from time to time.

“MOU” shall mean the term set forth in the recitals of this Agreement.

“New Agreement” and “New Agreement Notice” shall mean the term set forth in Section 19.6.6 of this Agreement.

“Non-Relocation Agreement” shall mean that certain agreement set forth in the recitals of this Agreement.

“Non-Relocation Covenants” shall mean the term set forth in the Non-Relocation Agreement.

“Off-Site Parking Facilities” shall mean the term set forth in Section 12.1 of this Agreement.

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“Parties” shall mean the term set forth in the introductory paragraph of this Agreement.

“Party” shall mean any party to this Agreement.

“Permits” shall mean the term set forth in the Development Agreement.

“Permitted MLB Membership Transfer” shall mean the term set forth in Section 19.2 of this Agreement.

“Person” or “Persons” shall mean any natural person, sole proprietorship, corporation, partnership, trust, limited liability company, limited liability association, unincorporated association, joint venture, joint-stock company, Governmental Authority, or any other entity.

“Private Stadium Parking Areas” shall mean certain parking areas other than the Authority Parking Areas made available for Stadium events, of not less than six thousand (6,000) spaces, to be owned, leased and/or managed by BRED and/or its designee, which parking areas will be paid for by the ANLBC Contribution, and for which BRED and/or other Braves Parties or their Affiliates shall be entitled to receive all revenues

“Public Bodies” shall mean the Authority, the County and the CID.

“Public Infrastructure” shall mean the term set forth in the Development Agreement

“Retail and Entertainment District” shall mean the term set forth in the recitals of this Agreement.

“Routine Maintenance” shall mean the provision of labor, services and materials for the Stadium, Stadium Site and/or Authority Parking Areas, conducted in a manner otherwise reasonably necessary to (a) maintain the Stadium, Stadium Site and/or Authority Parking Areas in good, clean working order and repair and (b) conduct routine and preventative maintenance consistent with MLB industry standards for facility maintenance„ normal wear and tear excepted, and which are of a routine, regular and predictable nature given the age of the Stadium, Stadium Site and Authority Parking Areas, and the manner in which they have been utilized, and including, but not limited to, those items set forth in Exhibit A-2 of this Agreement.

“Security Interest Enforcement Proceeding” shall mean the term set forth in Section 19.6.5 of this Agreement.

“Site” shall mean the term set forth in the Development Agreement.

“Stadium” shall mean the term set forth in the recitals of this Agreement.

“Stadium FF&E” shall mean customary Stadium furniture, fixtures and equipment.

“Stadium License Fee” shall mean the term set forth in Section 9.1 of this Agreement.

“Stadium Marquee” shall mean the term set forth in Section 13.1 of this Agreement.

“Stadium Name” shall mean the term set forth in Section 10.1 of this Agreement.

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“Stadium Project” shall mean the design, construction and financing of the Stadium, Stadium Site, Authority Parking Areas, and Public Infrastructure for the Stadium Site.

“Stadium Site” shall mean that portion of the Site upon which the Stadium, Marquee Sites and the Authority Parking Areas shall be located, a true and correct copy of which is described in Exhibit B of this Agreement, which tract may be modified in accordance with Section 2.1.3 of the Development Agreement.

“Team” shall mean the term set forth in the recitals of this Agreement.

“Term” shall mean the term set forth in Section 3.1 of this Agreement.

“Third-Party Financing” shall mean the term set forth in Section 19.2.2 of this Agreement.

“Transfer” shall mean the term set forth in Section 19.1 of this Agreement.

“Transferee” shall mean the term set forth in Section 19.2 of this Agreement.

“User” shall mean Persons (whether on a long-term or short-term, or continuing or periodic basis) that license, sublicense or otherwise use any part of the Stadium or the Stadium Site.

“Use Rights Secured Party” shall mean the term set forth in Section 19.6 of this Agreement.

“Use Rights Security Interest” shall mean any pledge, collateral assignment or other security interest or agreement by which all or any portion of the Use Rights or any other right created by this Agreement is encumbered, collaterally assigned or transferred to secure a debt or other obligation, but shall not mean any other pledge, charge, collateral assignment or security interest or agreement or other Transfer granted by BSC in any right to revenues it may have under this Agreement or in any of its other Property unless such party agrees to be treated as a Use Rights Secured Party.

Article 2 - GRANT OF LICENSE

2.1            Usufruct. No estate, tenancy or other real property interest is conveyed to BSC, and BSC is granted a license interest in, right of entry onto and usufruct in, and other rights to, the Stadium, the Stadium Site, and the Authority Parking Areas.

2.2            Quiet Use and Enjoyment. During BSC’s use and occupancy of the Stadium, the Stadium Site and/or the Authority Parking Areas under this Agreement, BSC shall have and be entitled to the quiet enjoyment with respect to the use and occupancy of the Stadium, the Stadium Site and/or the Authority Parking Areas and the privileges herein granted as a usufruct without interruption or interference by the County Parties, except to the extent that certain rights to use the Stadium, the Stadium Site and/or the Authority Parking Areas may be specifically reserved by the County Parties in strict accordance with this Agreement or as required by Applicable Law.

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Article 3 - TERM AND TERMINATION

3.1            Term. Subject to the Parties termination rights specifically set forth in this Agreement, the Term of this Agreement shall commence as of the Effective Date and shall continue until December 31, 2046. Upon the Completion Date, BSC hereby agrees to enter into the ANLBC Use Agreement and any other agreements with ANLBC necessary to cause the Team to play all of its regular season and postseason home games at the Stadium commencing with the 2017 MLB season through the conclusion of the Team’s 2046 season, subject to BSC’s termination rights and certain exceptions specifically set forth in this Agreement and in the Non-Relocation Agreement. Subject to the Funding Date and Section 3.2 of this Agreement, BSC’s obligations under this Agreement shall commence upon the Effective Date.

3.2            Event of Default; Termination. The following shall be deemed an “Event of Default” under the terms of this Agreement:

3.2.1            either Party’s failure to pay any amount due and owing under this Agreement within ten (10) Business Days after written notice from the non-defaulting Party;

3.2.2            either Party’s failure to perform any material agreement, covenant, term or provision of this Agreement and such failure continues for a period of thirty (30) days after written notice from the non-defaulting Party; provided, however, if such failure is not reasonably capable of being cured within such thirty (30) day period as a result of a Force Majeure or otherwise, the non-performing Party shall have an additional, reasonable period of time to cure such default not to exceed an additional ninety (90) days if such non-performing Party promptly commences to cure within such thirty (30) day period and diligently pursues such cure thereafter to its completion;

3.2.3            ANLBC defaults under any material term of the Assurance Agreement beyond any applicable cure periods; or

3.2.4            A Non-Relocation Default (as such term is defined in the Non-Relocation Agreement) shall have occurred beyond any applicable cure periods.

Upon any Event of Default, the Parties shall have all rights and remedies available at law or in equity and the right to terminate this Agreement; provided, however, with respect to any Event of Default caused by a Non-Relocation Default, the County Parties shall have, in addition to the right to terminate this Agreement, all other remedies available under the Non-Relocation Agreement.

If there is a dispute of the exercise of such termination right by a Party, then in order for the exercise of such right to be valid, a Party must submit to the dispute resolution process set forth in Article 16 below. Any termination right effectuated pursuant to this Section 2.23.2. will not be effective until the conclusion of the then current MLB season including any applicable postseason games. In addition to the termination rights of the Parties set forth above, BSC shall have the right to terminate this Agreement in the event the Bonds have not been issued by December 31, 2014.

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3.3            BSC Extension Right. Provided no Event of Default, or event, act or omission that with the notice and the passage of time may be an Event of Default, has occurred and is continuing, BSC shall have the option to extend the Term through December 31, 2051 (the “Extension Term”), by providing written notice to the Authority on or before April I, 2045. During such Extension Term, BSC shall continue to pay Stadium License Fee in such amounts, in such manner, and subject to such limitations as described at Article 9 below. The Parties shall continue to fund the Capital Maintenance Fund during the Extension Term in accordance with Section 8.1 below. In the event that BSC has exercised its rights to extend the Term, BSC shall cause the ANLBC Use Agreement to be extended for a like term.

3.4            Surrender of the Stadium. Upon the expiration or termination of this Agreement, BSC shall surrender the Stadium to the Authority in good order and repair, reasonable wear and tear excepted, and shall deliver to the Authority all keys, access cards or similar devices providing access to the Stadium. The Braves Parties will have the right to remove the ANLBC Stadium Property which is legally and beneficially owned by any of the Braves Parties at its or their discretion, subject to the Braves Parties’ responsibility to pay for the reasonable costs of removal and restoration of all areas affected by such removal to a safe and reasonably reusable condition. If the removal of a specific item of the ANLBC Stadium Property will result in the Stadium (or any material component thereof ) not being susceptible to use in its normal and customary manner as a multi-use sports facility, then the Braves Parties shall have no right to remove that item of ANLBC Stadium Property.

Article 4 - SITE ACQUISITION

4.1            Site Acquisition. The Braves Parties hereby acknowledge and agree that they have accepted the Stadium and the Stadium Site in an as-is, where-is condition (including environmental condition and the condition of title) without representation or warranty of any kind or nature from any of the County Parties or any of their respective employees, agents, officers, commissioners, contractors, consultants or attorneys.

Article 5 - USE, OPERATION AND MANAGEMENT

5.1            Use, Operation and Management of the Stadium, Stadium Site and Authority Parking Areas. Except for the County’s right to conduct County Events as more particularly described at Article 11 below, the County Parties hereby grant to BSC and its Affiliates or permitted assignees and/or sub-licensees an exclusive license during the Term to use, manage and operate, and permit designated third parties to use, manage and operate and otherwise utilize the Stadium, the Stadium Site, and the Authority Parking Areas pursuant to Applicable Law during the Term (including any extension thereof), or to subcontract the right to use in accordance with this Agreement. BSC hereby agrees to use, manage and operate the Stadium in accordance with Applicable Law and the terms and conditions set forth in this Agreement. The exclusive rights of BSC and its Affiliates or permitted assignees and/or sub-licensees hereunder shall include, without limitation, the following rights:

5.1.1            The right (as more particularly described in the Non-Relocation Agreement), to exhibit, promote, schedule and play Team home games (including, without limitation, exhibition, regular season and postseason games) or all-star games, practices, clinics, promotions and fan activities and to set the terms, conditions, pricing and parameters of admittance thereto (provided, however, that this paragraph shall not limit the Team from hosting a limited number of games in other locations pursuant to the Non-Relocation Agreement);

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5.1.2            The right to exhibit, conduct, authorize, promote and/or stage other sporting events, special events, concerts, festivals, fairs, attractions, corporate events, business conferences, conventions, community festivals and/or other activities or events and to set the terms, conditions, pricing and parameters of admittance thereto;

5.1.3            The right to license and operate luxury suites, club suites, party suites, stadium clubs, dining clubs, bars and other premium areas on a year-round basis;

5.1.4            The right to license and operate any and all bars, restaurants, food courts, food service facilities, food trucks, game rooms, business centers and/or other retail and entertainment facilities or enter into liquor, food service or other licenses in connection with any such facilities;

5.1.5            The right to establish the prices, rates, fees or other charges for goods, services or rights, including, without limitation, concessions and ticket charges;

5.1.6            The right to license and operate a Team or third-party retail merchandise store or stores;

5.1.7            The right to license and operate the sale of food, alcoholic beverages, non-alcoholic beverages, souvenirs and other items normally considered “concessions” for a professional sports team or in connection with other permitted events;

5.1.8            The right to display, control, conduct, license, permit, sell and enter into agreements regarding the display of advertising, sponsorship and promotional activity, signage, designations (including “pouring rights” or similar designations), rights of exclusivity and priority, and messages and displays of every kind and nature, whether now existing or developed in the future, including but not limited to permanent, non-permanent and transitory signage or advertising displayed on permanent or non-permanent advertising panels or on structures, fixtures or equipment (such as scoreboard or canopy advertising) whether within or on the exterior of the Stadium or elsewhere in or around the Site or the Stadium Site; audio or video public address advertising and message board advertising; programs; virtual advertising; sponsor-identified projected images; advertising on or in schedules, admission tickets and yearbooks; all other print and display advertising; promotional events sponsored by advertisers; advertising display items worn or carried by concessionaires or personnel engaged in the operation of any Stadium event; logos, slogans, uses of trademarks or other forms of advertising affixed to or included with cups, hats, clothing, baseball equipment or other items; field-related advertising; and other concession, promotional or premium items;

5.1.9            The right to own and license the Stadium Name, and the rights to create, use, promote and commercialize any representation of the Stadium, in whole or in part, or the name or contents thereof, for licensing, promotional, publicity, general advertising and other suitable purposes, including, without limitation, the creation, use, promotion and commercialization of text, data, images, photographs, illustrations, animation and graphics, video or audio segments of any nature, in any media or embodiment, now known or later developed, and all other rights of marketing and advertising, exploitation, in any format, now known or later developed, and associated promotional opportunities;

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5.1.10            The right to license any and all trademarks, service marks, copyrights, names, symbols, words, logos, colors, designs, slogans, emblems, mottos, brands, designations, trade dress, domain names and other intellectual property (and any combination thereof) in any tangible medium;

5.1.11            The right to transmit, broadcast, telecast, cablecast, webcast, stream, podcast, e-mail, distribute or otherwise disseminate, via any forms of technology or communication now known or hereafter created, all Stadium games and events, and all data and information related thereto, for preserving, transmitting, disseminating or reproducing for hearing or viewing Stadium games and events and descriptions or accounts of or information with respect to Stadium games and events, including via internet, radio, television broadcasting, print, film, photograph, video, tape reproduction, satellite, closed circuit, cable, digital, broadband, DVD, satellite, pay television and all comparable media now existing or hereafter developed;

5.1.12            The right to license or otherwise contract regarding the use of space on the roof or in other locations with telecommunications service providers for the placement of antennae and equipment;

5.1.13            The right to operate the Team’s offices;

5.1.14            The right to license and operate the Team’s museum and Hall of Fame;

5.1.15            The right to license, manage and operate the Authority Parking Areas and set all parking fees associated therewith;

5.1.16            The right to employ or retain (as agents, employees or independent contractors), suspend, terminate, supervise and control, in accordance with Applicable Law, all personnel (whether full-time, part-time or temporary) that BSC determines to be necessary, including, without limitation, ticket sellers, ticket takers, ushers, medical personnel, maintenance crews and security personnel (other than public safety personnel), and determine the compensation, benefits and other matters in connection with such personnel;

5.1.17            The right to market and promote events and identify and contract with all contractors and vendors in connection with the ticket operations, concessions and advertising relating thereto;

5.1.18            The right to control the issuance of all credentials for Stadium events;

5.1.19            The right to license, operate and conduct such other lawful activities associated with MLB, the Team or its business.

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5.2            Right to Sublicense. BSC shall be permitted to enter into contracts or licenses, retain vendors and otherwise take all other actions necessary and desirable to utilize the exclusive rights set forth herein, provided the same are lawful and are within the scope of this Agreement.

5.3            ANLBC Use Agreement. BSC shall enter into an agreement with ANLBC (the “ANLBC Use Agreement”) which: (a) permits and requires the Team to play its Home Games in the Stadium in accordance with the Non-Relocation Agreement; (b) acknowledges ANLBC’s exclusive right to sell tickets and to exercise the rights described in Section 5.1.11 of this Agreement; and (c) provides for the Transfer of certain Assured Revenues for the benefit of a Use Rights Secured Party.

Article 6 - STADIUM REVENUES

6.1            Stadium Revenues. BSC shall have the sole and exclusive right to retain all revenues, fees, and other amounts generated by BSC pursuant to this Agreement from the use, operation, management, license and/or sublicense of the Stadium, the Stadium Site, and the Authority Parking Areas for Stadium events from all sources, whether now existing or developed in the future and whether or not currently contemplated by the Parties, including, without limitation, those events held by BSC or its Affiliates in the Authority Parking Areas, and including, without limitation, all revenues from the sale of private club membership fees, catering and restaurant revenues, office space, private suites, club seats, premium seating licenses, pavilion areas, sponsorships, signage and advertising sales, ticket sales, concessions, broadcast, merchandise, internet, intellectual property rights and other media revenues, special event revenues, sale of commemorative bricks, and all other revenues generated in connection with the Stadium, the Stadium Site and the Authority Parking Areas used in connection with a Stadium events, including, without limitation, those events held by BSC or its Affiliates in the Authority Parking Areas and all of the uses set forth in Article 5 provided, that the scope of the foregoing does not extend to public tax or assessment revenues such as hotel/motel tax revenues or other public revenues such as from trains, circulators, buses or other public transportation services. BSC shall have the right to contract with, and sublicense its rights to, third-party vendors retained by BSC, provided such activities are lawful and are within the scope of this Agreement. The Parties understand that the scope of this Article 6 is limited to revenues of the Stadium Project (which includes the Authority Parking Areas). The County Parties disclaim any right to private revenues that are not revenues of the Stadium Project (including Stadium events utilizing the Authority Parking Areas), and BSC disclaims any right to revenues of the County from public facilities, services or functions.

Article 7 - STADIUM EXPENSES

7.1            Stadium Expenses. Except to the extent that this Agreement provides for the payment of Capital Maintenance and Repairs or for uniformed County officers by the County Parties, each as more fully set forth in Article 8 and Article 20 respectively below, BSC shall be responsible for all costs and expenses in connection with the use, maintenance, repair, operation and management of the Stadium, the Stadium Site and the Authority Parking Areas, including, but not limited to, utilities, cleaning, Routine Maintenance and BSC’s contribution to the Capital Maintenance Fund described in Section 8.1 below, but excluding staffing, cleaning and utilities for County Events (for which BSC shall be reimbursed pursuant to Section 11.1 below). With respect to BSC’s performance of Routine Maintenance and Capital Maintenance and Repairs, BSC acknowledges and agrees that such work shall be performed in a good and workmanlike manner, so as to cause the Stadium to remain a Competitive MLB Facility, taking into account the age of the Stadium and normal wear and tear.

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7.2            Routine Maintenance. For purposes of this Section 7.2, Routine Maintenance shall include, without limitation, those certain categories of work described at Exhibit A-2 to this Agreement.

Article 8 - CAPITAL MAINTENANCE FUND

8.1            Creation of Capital Maintenance Fund.

8.1.1            On or before July 1, 2017, BSC and the Authority agree to establish a capital maintenance fund (the “Capital Maintenance Fund”), which will be utilized to fund Capital Maintenance and Repairs for the Stadium, the Stadium Site and the Authority Parking Areas, in an initial amount and pursuant to a funding schedule reasonably acceptable to the Parties, with fifty percent (50%) of its balance to be funded by BSC and fifty percent (50%) to be funded by the Authority, with such amounts to be funded in two (2) equal installments on July 1 and September 1 of each year. Thereafter, during the Term or Extension Term if applicable, but subject to the limitations on the County Parties’ respective obligations set forth herein, BSC and the Authority shall each fund fifty percent (50%) of the agreed upon, minimum annual contributions to the Capital Maintenance Fund pursuant to the Capital Maintenance Fund funding schedule (the “CMF Funding Schedule”) attached as Exhibit C hereto, which CMF Funding Schedule may be subject to revision from time to time by the Parties in writing. In the event BSC exercises its rights to elect the Extension Term, the Parties shall mutually agree upon a new CMF Funding Schedule, subject to a cap mutually acceptable to BSC and the County for such Extension Term. BSC and the Authority shall each be equally responsible for all Capital Maintenance and Repairs needed, from time to time, for the Stadium, the Stadium Site and the Authority Parking Areas as agreed upon by the Parties in writing.

8.1.2            Notwithstanding any provision of this Agreement to the contrary, the annual maximum contribution by the Authority to the Capital Maintenance Fund shall not exceed $1,590,000 per year (the “Authority Annual CMF Cap Amount”), subject to the following sentence. In the event BSC notifies the County of an unforeseen Capital Maintenance and Repair which is reasonable and necessary for the Stadium to remain a Competitive MLB Facility and which would require the Authority to contribute more than the Authority Annual CMF Cap Amount, BSC may elect, in its sole discretion, to fund such amount in excess of the Authority Annual CMF Cap Amount (the “Authority Annual CMF Shortfall”) and the Authority agrees to contribute the Authority Annual CMF Shortfall into the Capital Maintenance Fund either (a) over the following two (2) years so long as the repayment of the Authority Annual CMF Shortfall can be paid without exceeding the Authority Annual CMF Cap Amount; or (b) over a longer period in the event that the Authority Annual CMF Shortfall cannot be repaid over the following two (2) years and there are insufficient funds in the Capital Maintenance Fund to reimburse such amounts to BSC. The Parties also acknowledge that the Authority Annual CMF Cap Amount is not intended to be a cap on the use of funds available by the Parties in the Capital Maintenance Fund for Capital Maintenance and Repairs approved by the Parties pursuant to the terms of this Article 8.

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8.1.3            Notwithstanding the foregoing, the maximum total contribution by the Authority hereunder for Capital Maintenance and Repairs during the initial thirty (30) year Term shall not exceed Thirty-Five Million and 00/100 Dollars ($35,000,000.00). The Capital Maintenance Fund shall be held by the County and maintained as a separate trust fund segregated from other County funds, and the amounts in the Capital Maintenance Fund, including all earnings on such amounts, shall be disbursed from time to time solely for the purpose of funding the cost of approved Capital Maintenance and Repairs during the Term. All disbursements of such funds shall be subject to the prior, joint written approval of BSC and the Authority. The funds in the Capital Maintenance Fund shall be prudently managed and invested by a third-party investment advisor mutually acceptable to the Parties in such investments as are permitted under applicable county, state and federal law and regulations. In the event any monies remain in the Capital Maintenance Fund at the end of the initial Term, and BSC has not exercised its right to the Extension Term hereunder, the County Parties may retain such remaining amounts. If BSC has exercised its right to the Extension Term and there are monies remaining in the Capital Maintenance Fund at the end of the Extension Term, such monies shall be divided on the basis of the Parties’ relative contributions to the Capital Maintenance Fund. The foregoing notwithstanding, BSC shall exclusively bear the costs of upgrades or requests that exceed industry standards and that are not reasonably necessary to maintain the Stadium as a Competitive MLB Facility.

8.2            Submittal of Capital Maintenance and Repairs. On or before the conclusion of the Team’s third (3rd) season playing in the Stadium, and on or before September 15 of each calendar year, BSC shall submit to the County Representative a detailed written summary (the “Annual CMF Summary Notice”) of the Capital Maintenance and Repairs that BSC intends to perform (or to cause to be performed) on the Stadium, the Stadium Site and/or the Authority Parking Areas prior to the start of the next MLB season for the Team. The County Representative shall have thirty (30) days to review in good faith and object in writing to the Annual CMF Summary Notice that all or any portion of the proposed Capital Maintenance and Repairs are not necessary or should be exclusively paid by BSC pursuant to Section 8.1 above, or otherwise the Capital Maintenance and Repairs outlined in such Annual CMF Summary Notice shall be deemed approved for purposes of this Section 8.2. BSC will not commence work on any Capital Maintenance and Repair items for which a timely objection has been made until the objection is resolved pursuant to the dispute resolution process outlined in Article 16 below, except with respect to repairs in the event of an Emergency as described below. The County acknowledges and agrees that annual Capital Maintenance and Repairs for the Stadium, Stadium Site and the Authority Parking Areas are of critical importance to BSC’s business and the Team’s success and, as such, the County may only object to the proposed Capital Maintenance and Repairs outlined in the Annual CMF Summary Notice if the County does not reasonably believe, in good faith, that the proposed Capital Maintenance and Repairs are reasonable and necessary in order to maintain the Stadium, Stadium Site and the Authority Parking Areas in such a manner so as to allow the Stadium to remain a Competitive MLB Facility throughout the Term (including any extension thereof). Any Capital Maintenance and Repairs required by MLB shall be deemed approved for the purposes of this Section 8.2. In the event that BSC is aware of any potential Capital Maintenance and Repair for future years that would cause the Authority to be required to exceed the Authority Annual CMF Cap Amount or otherwise incur an Authority Annual CMF Shortfall, BSC shall endeavor to provide reasonable notice thereof by no later than the date of the Annual CMF Summary Notice.

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8.3            Emergency Repairs. Any Capital Maintenance and Repair necessitated by an Emergency shall be payable from the Capital Maintenance Fund but shall not require prior submission to the County Parties and may be made by BSC (or its designee) in its reasonable discretion, but notice of the repair, the circumstances necessitating the repair, and the cost shall be provided to the County Parties within five (5) Business Days of the occurrence for review pursuant to Section 8.2 above.

8.4            BSC Improvements. Notwithstanding the obligations of the Parties to fund Capital Maintenance and Repairs as set forth in this Article 8, BSC may, in its sole and reasonable discretion, and at its sole cost and expense (i.e., without withdrawal from the Capital Maintenance Fund or reimbursement or recovery from any County Party) and without the need for prior review or approval by the County Parties, make or cause to be made Improvements and/or Capital Maintenance and Repairs to the Stadium, the Stadium Site and/or the Authority Parking Areas that BSC deems reasonable or necessary or desirable to remain a Competitive MLB Facility or to otherwise cause the Stadium to be competitive with the offerings of other sports and entertainment venues within the Southeast. All Improvements shall be constructed in a lien-free and good and workmanlike manner and in accordance with Applicable Laws. BSC shall obtain the prior written approval of the County for any Improvements that materially impact the structural elements or components of the Stadium Project and the County shall have the right to approve all Material Design Elements, which consent shall not be unreasonably withheld, delayed or conditioned.

8.5            Performance of Capital Maintenance and Repairs. BSC shall perform (or cause to be performed) all approved Capital Maintenance and Repairs. Such work shall be performed by reputable contractors and subcontractors selected exclusively by BSC, it being the objective of the parties that such work be completed in an economical and efficient manner, consistent with the nature and quality of the Stadium, and in accordance with all applicable federal, state and local laws, ordinances and regulations. The County Parties shall reimburse BSC for their share of all Capital Maintenance and Repairs within thirty (30) days of receipt of written statement from BSC describing such work in reasonable detail. An Capital Maintenance and Repairs required as a result of a breach by a Party shall be paid for solely by such breaching Party hereto.

Article 9 - STADIUM LICENSE FEE AND ADDITIONAL LICENSE FEE

9.1            Stadium License Fee. In consideration of the exclusive rights granted to BSC and its Affiliates hereunder, commencing in calendar year 2017 (provided that the Funding Date has occurred and subject to BSC’s termination rights described at Section 3.2 above) and for each year thereafter during the Term (and the Extension Tern if applicable pursuant to the terms of Section 9.2 below), BSC shall pay to the Authority an annual license fee in the amount of Three Million and 00/100 Dollars ($3,000,000.00) (the “Stadium License Fee”), payable in equal, semi-annual payments of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) on May 15 and October 31 of each year. The Stadium License Fee first shall be used to fund scheduled debt service on the Bonds. If the Bonds on the Stadium have been retired, the Stadium License Fee shall next be applied to fund the Authority’s unfunded contribution, if any, to the Capital Maintenance Fund as required under Section 8.1 of this Agreement for that year. If any excess Stadium License Fee remains in the Authority’s control after the Authority’s obligations to fund debt service on the Bonds have been retired and the Authority’s contribution to the Capital Maintenance Fund is satisfied for the year in which the Stadium License Fee is received, the Authority may contribute the excess to the Capital Maintenance Fund in its name as a credit against future years’ Capital Maintenance Fund funding obligations, or may utilize the excess for other County purposes within the CID, including transportation, public safety and infrastructure needs, Public Infrastructure contemplated by this Agreement, projects benefiting the Public Bodies, and/or tax reduction measures. The Stadium License Fee is guaranteed by ANLBC pursuant to the terms of the Assurance Agreement, regardless whether ANLBC or its Affiliates are using the Stadium or the Stadium Site.

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9.2            Additional License Fee. Commencing in calendar year 2017 (provided that the Funding Date has occurred and subject to BSC’s termination rights described at Section 3.2 above) and for each year during the Term in which the Bonds remain outstanding, BSC has also agreed to pay to the Authority an additional license fee in the amount of Three Million One Hundred Thousand and 00/100 Dollars ($3,100,000.00) (the “Additional License Fee”), payable in equal, semi-annual payments of One Million Five Hundred Fifty Thousand and 00/100 Dollars ($1,550,000.00) on May 15 and October 31 of each year, such Additional License Fee to be funded by a source or sources identified by BSC in its discretion which may include, without limitation, naming rights revenues, parking revenues or Stadium marquee advertising revenues. The Additional License Fee is also guaranteed by ANLBC pursuant to the terms of the Assurance Agreement. The Additional License Fee shall be used solely to fund debt service on the Bonds (including any refunding bonds or other refinancing of the Bonds, provided any such refinancing shall not result in the modification of any financial obligations of the Braves Parties). Once the Bonds on the Stadium have been retired, BSC’s obligation to pay the Additional License Fee shall terminate. No Additional License Fee shall be payable during the Extension Term.

Article 10 - NAMING RIGHTS

10.1            Stadium Naming Rights. BSC shall have the exclusive right to sell naming rights to the Stadium (the “Stadium Name”) and to retain all revenues derived from such sale. BSC agrees it will not sell naming rights to the Stadium to any entity engaged in any business involving illegal activity, sexually suggestive conduct and/or obscene or pornographic materials. The County Parties acknowledge that BSC reserves the exclusive right to sell sponsorship, entitlement and/or naming rights to other designated areas of the Stadium (including, without limitation, cornerstone or founding partner sponsorships), the Stadium Site and the Authority Parking Areas, including in each case, without limitation, to private clubs, suite levels, parking lots, party areas, and other areas within or adjacent to the Stadium, the Stadium Site and Authority Parking Areas, and to retain all revenues related to such sales for such other areas. Following receipt by the County Parties of written notice from BSC of the Stadium Name, the County Parties shall exclusively use the name or names given to the Stadium or any portion thereof in all correspondence, communications, advertising, websites, social media and promotions the County Parties may undertake or utilize with respect to the Stadium, including all press releases and in connection with the promotion of any County Events, subject to BSC approval for each initial use (and provided that each subsequent use is consistent with the initial approval). In addition, the County shall include the Stadium Name on all directional or other signage that is installed by the County that refers to or identifies the Stadium. To the extent that ANLBC has the right to do so pursuant to (a) the MLB Rules and Regulations and (b) its agreement with its naming rights partner (if applicable), BSC shall cause ANLBC to provide the County with a non-exclusive license to use the Stadium Name solely for the purposes described in this Section 10.1, and to promote travel and tourism and to publicize to their constituents the successful completion of the construction of the Stadium, in each case solely within the Home Television Territory, as defined by MLB. After the expiration or termination of this Agreement, BSC hereby consents to: (i) the County Parties’ limited, non-exclusive, non-commercial use of the Stadium Name, solely within the Team’s Home Television Territory, for historical purposes only and solely to reference the Stadium Name as the former home stadium of the Team within the County Parties’ communications and informational materials and provided such use shall not extend to the use on any products or via interactive media (as defined by MLB) without MLB Approval at initial use or any other use designated by BSC; and (ii) any use of images and/or photos of the Stadium, so long as the County Parties do not utilize the Stadium Name or any other Team trademarks, including, without limitation, the name of the Team, in contravention of subsection (i) above.

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Article 11 - COUNTY EVENTS

11.1            County Events. During the Term, the County shall have the right to conduct up to three (3) special events per year for an aggregate period not to exceed ten (10) days per calendar year (but excluding concerts and other professional sporting events which rights are reserved for BSC) (the “County Events”) at the Stadium. BSC may, in its discretion, allow the County or the Authority to conduct additional County Events from time to time using such areas of the Stadium as are reasonably necessary for the event and on such terms and conditions as apply to other similar uses of the Stadium; provided, however, that, in connection with such County Events, the BSC has the right to exclude the County, the Authority and/or their invitees or licensees from certain identified areas of the Stadium for safety or security reasons. The Parties agree that BSC (or its sublicensed vendors) will be responsible for staffing, managing, and operating the Stadium for such County Events and the Parties will negotiate in good faith an acceptable revenue share and reimbursement to BSC in connection with its management and operation of such County Events on a case by case basis. Each County Event is subject to the prior, written approval of BSC, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that BSC baseball and non-baseball events shall take priority over County Events in the case of any scheduling conflict identified prior to the written approval of BSC. The County shall deliver to BSC, on or before October 31 of each calendar year, a schedule of proposed County Events for the upcoming calendar year. Additionally, the County shall take reasonable care to ensure that contemplated County Events do not conflict with any events scheduled or being considered by BSC and the County shall coordinate with BSC prior to soliciting a potential event partners and in no event will the County solicit a Team sponsor prior to coordinating with BSC. The net revenues received from County Events at the Stadium may be used solely to fund debt service on the Bonds until such debt service is retired. Once the debt service on the Bonds has been retired, the County shall apply such net revenues to fund the Capital Maintenance Fund as required under Article 8 of this Agreement for that year. If any excess remains after the County’s obligations to fund debt service have been retired and the County’s contribution to the Capital Maintenance Fund is satisfied for the year in which the net revenues are received from one or more County Events, the County may contribute the excess to the Capital Maintenance Fund in its name as a credit against future years’ Capital Maintenance Fund funding obligations, or may utilize the excess for other County purposes within the CID, including transportation, public safety and infrastructure needs, Public Infrastructure contemplated by this Agreement, projects benefiting the Public Bodies, and/or tax reduction measures. The County will give advance, written notice of any such proposed County Events prior to the commencement of any Stadium operating year, which notice shall include the date, time and length of the requested event as well as a general description of the event, and BSC will review such request with the Team’s anticipated home schedule and any non-baseball event schedule. Any third-party renting or otherwise utilizing the Stadium in connection with a County Event shall be required to execute a form of “Event Use Agreement” acceptable to the County Parties and BSC, which Event Use Agreement will include provisions whereby such third-party will indemnify and defend BSC, its Affiliates and the County Parties in connection with such third parties’ use of the Stadium and provisions whereby such third-party will carry insurance with coverages acceptable to BSC and the County Parties, which policies shall name BSC, its Affiliates and the County Parties as additional insureds and shall contain a waiver of subrogation in favor of BSC, its Affiliates and the County Parties.

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Article 12 - PARKING

12.1          Parking.

12.1.1            BSC shall have the exclusive right to manage, operate, use and sublicense the Authority Parking Areas in its sole discretion and shall set all fees associated therewith. BSC shall retain all parking revenues in connection with all uses of the Authority Parking Areas.

12.1.2            BSC shall utilize the Private Stadium Parking Areas in connection with its management, operation and use of the Stadium. BSC agrees to make all or a portion of the Private Stadium Parking Areas available to the County as may be reasonably necessary for County Events at the Stadium on a mutually agreed upon, case by case basis. Prior to the Completion Date, BSC and the County shall agree upon a parking plan for the Stadium which more specifically identifies the actual locations of the Private Stadium Parking Areas. In the event of a sale of all or a portion of a Private Stadium Parking Area during the Term, BSC shall cause the purchaser of such Private Stadium Parking Area to acknowledge and assume the parking obligations of BSC hereunder with respect to the parking plan that has been approved by BSC and the County.

12.1.3            To the extent that such assets are within its control, and do not involve the rights of third parties, such as a Georgia Department of Transportation easement, the County and Authority each respectively agree to make all spaces of such Party, owned or controlled parking areas within two (2) miles of the Stadium, including as to the Authority only, approximately 1,900 spaces of off-Site parking owned, controlled, or otherwise accessible by the Authority within two (2) miles of the Stadium (collectively, the “Off-Site Parking Facilities”) available to BSC for use at actual cost, as determined by the County and/or the Authority, as applicable, for all Stadium events including, without limitation, all Team home games, subject to (i) the Authority’s existing agreements with the Galleria and Waverly Hotel (and any amendments thereto through the date hereof); and (ii) the right of the County and/or Authority, as applicable, to reserve and prioritize the use of such parking areas for their own needs. The County Parties shall provide copies of all pertinent governing documentation to BSC regarding said Off-Site Parking Facilities and shall not limit any such parking rights without BSC’s prior written consent, said consent not to he unreasonably withheld, delayed or conditioned. The Authority shall deliver a monthly report to BSC with a schedule of the number of spaces within such Off-Site Parking Facilities available by date and location for upcoming dates at least thirty (30) days in advance for use by BSC pursuant to this Article 12.

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12.2         Post-Term Parking. Upon the expiration or termination of this Agreement, BSC shall enter into a shared parking agreement with the County for the use of all or a portion of the Private Stadium Parking Areas. The specific number of spaces and actual locations shall be mutually agreed upon by BSC and the County and shall be based upon the reasonable needs of a multi-use sports facility. BSC and the County shall agree upon a rate for such use based upon the then-current market rates for similar facilities within the Atlanta metropolitan area. Any such rights shall be non-exclusive and shall be subject to any existing rights of third-parties. This right shall terminate in the event that the Stadium is demolished or destroyed, or ceases to be used as a multi-use sports facility. In the event of a sale of all or a portion of a Private Stadium Parking Area, BSC shall cause the purchaser of such Private Stadium Parking Area to acknowledge and assume the shared parking obligations of BSC under such shared parking agreement. Except as provided above with respect to the demolition, destruction or alternative use of the Stadium, this Section 12.2 shall survive the expiration or termination of this Agreement.

Article 13 - STADIUM MARQUEE AND SIGNAGE

13.1         Stadium Marquee. The Parties anticipate that the Stadium Site will include one or more highway marquees advertising Stadium events and attractions (each, a “Stadium Marquee”) to be constructed and maintained by the Braves Parties on certain property owned by either or both of the County Parties on the Stadium Site (collectively, the “Marquee Sites”). BSC shall have the exclusive right to control and sell advertising, sponsorship and promotional inventory related to Stadium Marquees on the Marquee Sites to one or more third parties and to retain all revenues related thereto. The Parties shall work with one another in good faith to ensure the proper location and specifications for any Stadium Marquee on the Marquee Sites, which shall be in all constructed and maintained in accordance with Applicable Law and site-specific zoning stipulations, and shall each enter into such documentation with one another or third parties as may be reasonably necessary in connection therewith. The County Parties further acknowledge and agree that there may be additional highway marquees on the Stadium Site (which shall each be subject to Applicable Law, even if located on publicly owned land) and/or within the Retail and Entertainment District and BSC shall have the right, as among the Parties, to control and sell all advertising, sponsorship and promotional inventory related to such additional highway marquees and to retain all revenues related thereto.

13.2         On-Site Signage.

13.2.1            The Braves Parties shall have the exclusive right to sell advertising within all parts of the Stadium, including, subject to all Applicable Laws and site-specific zoning stipulations, advertising outside the Stadium and on the exterior of the Stadium and/or its systems. The Parties acknowledge that interior-facing signage within the Stadium Site shall be exclusively controlled by the Braves Parties and, because the Stadium Site shall be government-owned, shall be exempt from any applicable County sign ordinances.

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13.2.2            All advertising sold or otherwise provided by the Braves Parties for display on or within the Stadium and Stadium Site shall be displayed at all events, unless the Braves Parties determine otherwise, and may not be covered or obstructed for any reason without the Braves Parties’ consent.

Article 14 - INSURANCE

14.1         BSC Insurance. Beginning on the Completion Date, BSC shall provide and maintain, at its expense, the policies of insurance set forth hereinafter which shall, subject to the policies’ terms and conditions, protect BSC, its Affiliates, and the County Parties from any claim, damage, liability, loss or expense to Persons or property (hereinafter, “Claims”) caused by, resulting from, arising out of or in connection with the duties and obligations of BSC pursuant to this Agreement:

14.1.1            Commercial General Liability insurance with limits not less than $1,000,000 each occurrence and $2,000,000 in the aggregate. Such insurance shall include coverage for contractual liability, products-completed operations liability, personal and advertising injury liability, participant legal liability, premises damage legal liability, property damage and bodily injury liability (including death).

14.1.2            Workers’ Compensation insurance with statutory limits as required by the State of Georgia covering all BSC/ANLBC employees. Such insurance policy shall also include Employer’s Liability coverage with limits not less than $1,000,000 each accident, $1,000,000 disease-each employee and $1,000,000 disease-policy limit.

14.1.3            Automobile Liability insurance covering liability arising out of the use, operation and/or maintenance of any auto (including owned, non-owned, leased, hired or borrowed) by BSC, with limits not less than $1,000,000 combined single limit each accident for bodily injury and property damage.

14.1.4            Personal Property insurance covering loss or damage to the personal property, furniture, fixtures and equipment of BSC located at the Stadium. Covered property shall include any improvements to the Stadium, all movable property which is not permanently affixed to the structure, concession equipment, retail, restaurant food service, catering equipment, fixtures and fit-out, and satellite television equipment, whether or not such items are deemed movable and whether or not they are permanently affixed to the structure so long as any such property is owned by BSC or they are otherwise responsible to insure. Said insurance shall provide coverage on a replacement cost basis and sub-limits in amounts that are customary, as established using an appropriate industry standard probable maximum loss analysis (as long as such sub-limits are commercially and reasonably available in the metropolitan Atlanta insurance market).

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14.1.5            Property insurance covering loss or damage to the Stadium (including all structural components, systems components or integral parts of the Stadium), the Stadium Site, the Authority Parking Areas and appurtenant improvements on a replacement cost basis and sub-limits in amounts that are customary, as established using an appropriate industry standard probable maximum loss analysis (as long as such sub-limits are commercially and reasonably available in the metropolitan Atlanta insurance market). Said policy shall insure against perils on an “all risk” basis, including loss or destruction by fire, flood, earthquake, hurricane, tornado, hail, terrorism or other casualty. The County shall reimburse BSC for fifty percent (50%) of the annual costs (including, without limitation, premiums and deductibles) of such Property insurance. The Parties acknowledge that BSC shall carry such property insurance coverage on the Stadium during the first three (3) years of the Term. Thereafter, the County Parties and BSC shall review property coverages in good faith to determine the proper Party to carry any required property insurance for the Stadium; provided, however, that if the Parties do not agree on the proper Party, then BSC shall continue to carry such insurance as provided pursuant to Section 14.5 hereof.

14.1.6            Umbrella Liability insurance with per occurrence and aggregate limits of not less than $20,000,000 in excess of the liability limits described in this Section 14.1.

The terms of all insurance required by this Section 14.1 shall be reasonably satisfactory to the County. All such insurance shall be primary and non-contributory in connection with the operations of BSC pursuant to this Agreement, written by insurance companies qualified to do business in the State of Georgia with A.M. Best ratings reasonably acceptable to County. The General Liability, Automobile Liability and Umbrella Liability Policies mentioned above shall be endorsed to name the County Parties as additional insureds with respect to liability arising out of the operations of BSC pursuant to this Agreement on ISO Form 20 10 11 85 or a form providing equivalent coverage. The policies shall contain a waiver of subrogation in favor of the County Parties. BSC waives any Claims against the County Parties to the extent such Claims are covered by the insurance required by this Section 14.1. Such insurance shall not prohibit the foregoing waiver. BSC shall furnish to the County Representative certificates of insurance on or before the Completion Date and annually thereafter for all of the above policies confirming that all the requirements in this Section 14.1 have been met. BSC shall provide written notice of any cancellation or nonrenewal of any of the insurance coverages at least thirty (30) days prior to the date such change becomes effective, if practicable, but in no instance later than the date on which such changes become effective. Any disputes arising under this Section 14.1 shall be resolved in accordance with Article 16 of this Agreement.

14.2         County Parties’ Risk Management. The County has represented to BSC that it self-funds regarding certain risks and liabilities. The County shall maintain its practice of self-funding for such risks and liabilities, as follows:

14.2.1            Workers’ Compensation and Employer’s Liability. The County will self-fund workers’ compensation and employer’s liability coverage up to $650,000 (per accident for bodily injury by accident) / $650,000 (policy limit for bodily injury by disease) / $650,000 (per employee for bodily injury by disease). The County shall continue to purchase and maintain policies of insurance for such coverage in excess of $650,000.00.

14.2.2            General Liability. The County will self-fund commercial general liability coverage for third-party bodily injury or property damage claims arising during the construction phase of the Stadium Project to the extent such claims are not covered by the general liability insurance of the CM at Risk (to which the County shall be an additional insured) or by any “owner controlled” or “contractor controlled” insurance program for general liability insurance.

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14.2.3            Business Automobile Liability. The County will self-fund business automobile liability coverage for all owned, leased and hired vehicles used in connection with the Stadium Project.

14.2.4            County Event Insurance. With respect to County Events as described in Article II of this Agreement, and in addition to the insurance required of a third-party user of the Stadium as may be required pursuant to an Event Use Agreement, the County shall carry insurance for each such event on normal and customary terms and in amounts reasonably acceptable to BSC.

The County Parties shall furnish to BSC certificates of insurance for any insurance maintained by the County Parties on or before the Completion Date and annually thereafter for all of the above policies confirming that all the requirements in this Section 14.2 have been met. The County Parties shall provide written notice of any cancellation or nonrenewal of any of the insurance coverages at least thirty (30) days prior to the date such change becomes effective, if practicable, but in no instance later than the date on which such changes become effective. Any disputes arising under this Section 14.2 shall be resolved in accordance with Article 16 of this Agreement.

14.3         Master Policy; MLB Policies; Review of Coverages.

14.3.1            Any one or more of the types of insurance coverages required under this Article 14 may be maintained through a master policy insuring other entities (including, without limitation, any Affiliate of BSC or the Team), provided that such blanket or master policy and the coverage effected thereby comply with all applicable requirements of this Agreement.

14.3.2            It is the intention of BSC to obtain and maintain one or more of the types of insurance coverages required under this Article 14 through a policy made available to the Major League Baseball Clubs generally.

14.3.3            The Braves Parties and the County Parties agree to enter into a good faith review of insurance coverages and premiums by not later than the end of every third year during the Term of this Agreement.

Article 15 - INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1            BSC Indemnification Obligations. To the fullest extent permitted by Applicable Law, BSC shall indemnify, defend and hold harmless the County Parties, the County Parties’ elected and appointed officials, officers, boards, commissions, employees, representatives, consultants, agents, attorneys and volunteers from and against any and all Claims, suits, actions, debts, damages, losses, obligations, judgments, charges, and fees and expenses, of any nature whatsoever (“Loss”) to the extent caused by, resulting from or arising out of (i) any negligent action, inaction, omission or intentional misconduct by BSC; (ii) any conduct or activities of BSC that violates any applicable state or local law, rule, regulation or ordinance; or (iii) any breach by BSC of any of its obligations, representations or warranties contained in this Agreement. Such obligation shall not be construed to negate, abridge or otherwise reduce other rights or obligations of indemnity which would otherwise exist pursuant to this Agreement. The provisions of this Section 15.1 shall survive the Term of this Agreement to the extent of any Loss based upon or arising out of any acts or omissions occurring during the Term of this Agreement.

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15.2         County Indemnification Obligations. To the fullest extent permitted by Applicable Law, the County shall indemnify, and hold harmless the Braves Parties, Lenders, Affiliates, officers, employees, representatives, consultants, agents, and MLB from and against any and all Loss to the extent caused by, resulting from or arising out of (i) any costs caused by the negligent acts or omissions of the County Parties (expressly excluding negligent acts or omissions that the County Parties would not be responsible for under Applicable Law); (ii) any conduct or activities of the County Parties that violate any applicable state or local law, rule, regulation or ordinance; or (iii) any breach by the County Parties of any of its obligations, representations or warranties contained in this Agreement. Such obligation shall not be construed to negate, abridge or otherwise reduce other rights or obligations of indemnity which would otherwise exist pursuant to this Agreement. The provisions of this Section 15.2 shall survive the Term of this Agreement to the extent of any Loss based upon or arising out of any acts or omissions occurring during the Term of this Agreement.

15.3         Limitation of Liability. Except for the indemnification obligations of each Party listed above for Claims by third parties, in no event shall any Party be liable for incidental, special, consequential or punitive damages suffered by a Party and each Party shall in all events seek to mitigate its damages to the extent required by law.

Article 16 - DISPUTE RESOLUTION

16.1         Dispute Resolution. Where this Agreement provides that a specific dispute arising under this Agreement (a “Dispute”) is subject to the provisions of this paragraph, such Dispute shall be resolved as follows:

16.1.1            The Party claiming a dispute shall promptly send notification of such Dispute (the “Dispute Notice”) to the other Party hereto, which Dispute Notice shall include, at a minimum, a description of the Dispute, the basis for the Dispute and the contractual provision or provisions violated by the Dispute. With respect to any Dispute, the ANLBC Representative and the County Representative and their counsel, or their respective designees, upon the request of either Party, shall meet as soon as conveniently possible, but in no case later than ten (10) days following receipt of the Dispute Notice, to attempt to resolve such Dispute. Prior to any meetings between the Parties, said Parties shall exchange relevant information that will assist the Parties in resolving their Dispute.

16.1.2            If, after the meeting between the ANLBC Representative and the County Representative as set forth in Section 16.1.1, such Parties determine that the Dispute cannot be resolved on mutually satisfactory terms, then either Party may deliver to the other Party a notice of private mediation and the Parties shall promptly discuss the selection of a mutually acceptable mediator. If, within ten (10) business days after the meeting of the ANLBC Representative and the County Representative, the Parties are unable to agree upon a mediator, the Parties shall submit the Dispute to non-binding mediation administered jointly by the Parties with JAMS Mediation, whereupon the Parties shall be obligated to follow the mediation procedures promulgated by JAMS Mediation with respect to the selection of mediators and the mediation process. Any mediation pursuant to this Section 16.1.2 shall commence within forty-five (45) calendar days after selection of the mediator. The cost and expense of the mediator shall be equally shared by the Parties and each Party shall submit to the mediator ally information or position papers that the mediator may request to assist in resolving the Dispute. The Parties will not attempt to subpoena or otherwise use as a witness any person who serves as a mediator, will assert no claims against the mediator as a result of the mediation, and will hold the mediator harmless from claims by third parties arising out of or relating to the mediation provided for in this Section 16.1.2. Notwithstanding anything in the above to the contrary, if a Dispute has not been resolved, then either Party may elect to proceed pursuant to Section 16.1.4 below. Mediation shall be a condition precedent to any litigation.

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16.1.3            For the duration of any Dispute, each Party shall continue to perform as required under this Agreement notwithstanding the existence of such Dispute. In the event of a Dispute involving the payment of money, the Parties shall make any required payments, excepting only such amount as may be disputed.

16.1.4            Unless the Parties otherwise agree, if a Dispute has not been settled or resolved within seventy-five (75) days after the Dispute Notice, then either Party shall further notify the other Party of its intent to pursue litigation in connection with the Dispute, whereupon either Party may then commence litigation in the Superior Court of Cobb County, Georgia.

Article 17 - MLB DOCUMENTS

17.1         MLB Documents. Notwithstanding any other provision of this Agreement:

17.1.1            This Agreement and the rights, exclusivities (if any) and protections granted by BSC to the County Parties hereunder shall in all respects be subordinate to the MLB Rules and Regulations. The issuance, entering into, amendment or implementation of any of the MLB Rules and Regulations shall be at no cost or liability to any MLB Entity or to any individual or entity related thereto.

17.1.2            The territory within which the County is granted rights is limited to, and nothing herein shall be construed as conferring on the County rights in areas outside of, the Home Television Territory. Nothing herein shall be construed as conferring on the County rights in areas outside of the Home Television Territory.

17.1.3            No rights, exclusivities or obligations involving the Internet or any interactive or on-line media (as defined by the applicable MLB Entities) are conferred by this Agreement, except as are specifically approved in writing by the applicable MLB Entities.

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17.1.4            Any termination of this Agreement by the County shall not be effective until expiration of the MLB season occurring at the time of the termination.

17.1.5            This Agreement is subject to MLB Approval, and no amendment of this Agreement may be made without first obtaining all necessary MLB Approvals.

17.2         League-Changed Circumstance.

17.2.1            Notwithstanding the provisions of Section 17.1 above, to the extent that the MLB Rules and Regulations or any act or omission of BSC taken to comply with them (a “League-Changed Circumstance”) materially affects the rights of the County Parties under this Agreement or any other Definitive Document, the Parties will work in good faith to modify the terms of the Agreement to neutralize such effect. If, and only if, the impact of a League-Changed Circumstance on the rights of the County Parties is so fundamental and pervasive that it deprives the County Parties of the essential benefits of this Agreement, and if the County Parties and BSC are unable, after working in good faith for thirty (30) days, to modify the terms of this Agreement to neutralize such effect, then the Parties will submit the issue of damages caused by such League-Changed Circumstance to dispute resolution pursuant to the terms of Article 16 above. Under no circumstances shall such dispute resolution negate any League-Changed Circumstance or serve to interpret MLB Rules and Regulations. Additionally, under no circumstances shall any League-Changed Circumstance limit, release or modify BSC’s obligations to pay the Stadium License Fee, Additional License Fee or any other financial obligation specifically set forth in this Agreement, nor shall any League-Changed Circumstance modify or change ANLBC’s payment, indemnification or guarantee obligations, or the County Parties’ remedies, under the Assurance Agreement or the Non-Relocation Agreement, as applicable. BSC agrees in any event that if compliance by it with MLB Rules and Regulations results in a failure of BSC to fulfill its obligations under this Agreement, the County may enforce remedies for BSC’s failure to fulfill its obligations as provided in this Agreement and the obligations of any of the other Braves Parties under the other Definitive Documents, including specifically the right to seek an injunction or similar relief against ANLBC to enforce the provisions of the Non-Relocation Agreement. BSC agrees that in any event that if compliance by it with MLB Rules and Regulations results in a failure of BSC to fulfill its obligations under this Agreement, the County may enforce remedies for BSC’s failure to fulfill its obligations as provided in this Agreement and the obligations of any of the other Braves Parties under the other Definitive Documents, including specifically include the right to seek an injunction or similar relief against ANLBC to enforce the provisions of the Non-Relocation Agreement.

Article 18 - TAXES

18.1          Taxes.

18.1.1            The County or the Authority, as applicable, shall be responsible for the full amount of any and all real and personal ad valorem taxes, if any, which may be assessed or imposed upon such County Party’s taxable interests in and to the Stadium, the Stadium Site and the Authority Parking Areas and all related premises, land, and leasehold improvements owned by the County or the Authority including, without limitation, the Stadium, the Stadium Site and the Authority Parking Areas.

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18.1.2            BSC shall be responsible for the full amount of any and all taxes, assessments, licenses and charges and fees on its operations and its own property. The County agrees that it will not impose any tax, surcharge, impact fee, assessments or other similar charge specifically against BSC’s business (i.e. a Stadium ticket tax), provided, however, such provision shall not prevent the County from implementing such taxes, surcharges, fees, etc. generally against businesses within the County.

18.2         Right to Contest Impositions. BSC shall have the right to contest, at its sole cost and expense, the validity or amount, in whole or in part, of any taxes or other impositions imposed against BSC by appropriate proceedings timely pursued in accordance with any protest procedures permitted by any applicable Government Authority.

Article 19 - ASSIGNMENT

19.1         County Parties’ Assignments. The County Parties may not assign their respective rights or obligations hereunder without the prior written consent of BSC, which consent shall be in BSC’s sole discretion.

19.2         Transfers by BSC. Except as provided in this Section 19.2.1 below, BSC shall not be entitled to transfer or assign its obligations hereunder (a “Transfer”) without the prior written consent of the County Parties, which consent shall be in their sole discretion and may be conditioned upon BSC’s remaining liable under this Agreement if the County Parties are not reasonably satisfied with the creditworthiness of any proposed transferee (“Transferee”).

19.2.1            BSC may, subject to Section 19.4 below, without the prior written consent of the County Parties, transfer and assign, whether via stock sale, merger, asset acquisition or otherwise, its obligations hereunder to any Transferee that acquires all or a majority of the outstanding stock or assets of ANLBC, including therewith ANLBC’s Major League Baseball franchise (a “Permitted MLB Membership Transfer”) upon receipt of MLB Approval, provided that (i) such Transferee assumes, in a writing reasonably satisfactory to the County Parties, all of the obligations of BSC under this Agreement (unless such acquisition is in the form of a stock acquisition and BSC remains a Party to this Agreement), and (ii) such Transferee assumes all of the other obligations of BSC and its Affiliates under the other Definitive Documents. BSC shall provide the County Parties written evidence of MLB Approval of the Transferee within three (3) Business Days after BSC’s receipt thereof.

19.2.2            BSC may, subject to Section 19.6 below, pledge, collaterally assign or grant a security interest in, or otherwise encumber, this Agreement or any or all of the BSC’s rights under this Agreement, in whole or in part, including any or all revenues, rights to revenues and accounts receivables of BSC arising out of this Agreement, as security for any bonds, notes, or other evidence of indebtedness, credit facility or other financial obligation or guarantee of any of the Braves Parties or any of their respective Affiliates (each, a “Third-Party Financing”), in each case without diminishing the BSC’s obligations to pay the Stadium License Fee and the Additional License Fee and perform its other obligations in accordance with this Agreement.

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19.3         Transactions that are not Transfers. For the avoidance of doubt, notwithstanding anything contained in this Agreement to the contrary, the Parties confirm that BSC shall have the right, subject to the terms and provisions of this Agreement, without the consent of the County Parties and without any such action being considered a Transfer, in connection with the exercise and performance of the rights provided herein and in the Development Agreement, to sell or grant to Persons (whether on a long-term or short-term, or continuing or periodic basis), licenses, usage or similar rights described in this Agreement, including, without limitation, those rights specifically described in Article 5 of this Agreement. In addition, a change of control of BSC pursuant to which BSC remains a party to this Agreement shall not be considered a Transfer hereunder.

19.4         Release of BSC. A Transfer shall not release or relieve BSC from any of its obligations to pay Stadium License Fee or Additional License Fee or to perform any of its other obligations under this Agreement, except that BSC shall be relieved from any and all of its obligations under this Agreement upon a Permitted MLB Membership Transfer, provided that such Transferee agrees to assume and be bound by, as applicable, the terms of this Agreement, the Non-Relocation Agreement and the Definitive Documents, and cure any existing Event of Default hereunder that have been identified in writing by the County Parties.

19.5         Estoppel Certificate. Each of the Parties shall, upon the reasonable request of the other (or any current or prospective source of Third-Party Financing, or any transferee or assignee pursuant to a permitted Transfer), and in each case within ten (10) Business Days after the other Party has requested it, execute and deliver to the requesting party a certificate containing terms reasonably acceptable to the other Party or Parties hereto and consistent with estoppel terms customarily used in Georgia for comparable transactions.

19.6         Use Rights Security Interests. Without limiting its rights under Section 19.2 , BSC may grant a Use Rights Security Interest to any institutional lender having not less than Twenty Five Billion Dollars ($25,000,000,000) in assets; trustee under a security agreement or indenture; collateral or administrative agent under a credit facility or note purchase agreement; holder or holders of any notes, bonds or other instruments secured thereby; insurer or guarantor of any of the foregoing; or such other lending institution as may be reasonably acceptable to the County Parties (each such party, together with any successor thereto at a foreclosure sale or transferee in lieu thereof, a “Use Rights Secured Party”), upon the condition that (i) all Use Rights acquired under a Use Rights Security Interest shall be subject and subordinate to the terms of this Agreement, and (ii) either BSC or such Use Rights Secured Party shall provide the County Parties with prior written notice of its Use Rights Security Interest at least ten (10) days before the anticipated date of the Use Rights Security Interest and the name and address of the Use Rights Secured Party hereunder. For the avoidance of doubt, all references in this Section 19.6 to BSC shall include references to its permitted Transferees. With respect to each Use Rights Security Interest and each Use Rights Secured Party, the County Parties agree that following written receipt of such notice, and as long as such Use Rights Security Interest remains unsatisfied of record or until written notice of satisfaction is given by BSC or the Use Rights Secured Party to the County Parties, the following provisions shall apply:

19.6.1            Subject to the terms of this Article 19, no termination, cancellation, surrender or material modification by BSC of this Agreement or the rights and interest granted to BSC hereunder shall be effective as to the Use Rights Secured Party unless consented to in writing by the Use Rights Secured Party or, in the case of material modifications, unless permitted by the terms of the Use Rights Security Interest without the consent of the Use Rights Secured Party, which consent shall not be unreasonably withheld, delayed or conditioned. “Material modification” shall mean, and be limited to, a modification to the Stadium License Fee, Additional License Fee, Term, Extension Term, the requirement for a Capital Maintenance Fund, or the premises demised by this Agreement;.

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19.6.2      The Use Rights Secured Party shall have the right, but not the obligation, to perform any covenant or agreement under this Agreement to be performed by BSC (and BSC and the County Parties agree the Use Rights Secured Party may enter the Stadium Site (or any part thereof) for purposes of effecting such performance), and the County Parties shall accept such performance by any Use Rights Secured Party as if such performance was made by BSC.

19.6.3      The County Parties shall, upon providing BSC with any written notice of (i) default under this Agreement (when or if otherwise required under this Agreement, (ii) termination of this Agreement, or (iii) a matter on which the County Parties may predicate or claim a default, at the same time provide a copy of such written notice to each Use Rights Secured Party identified in writing to the County Parties pursuant to this Section 19.6. The Use Rights Secured Party shall have the right (but not the obligation) to cure BSC’s defaults, if any, within twenty (20) Business Days (“Secured Party’s Grace Period”) following the later of (x) its receipt of the County Parties’ notice with respect to such default and (y) the expiration of the grace period, if any, provided to BSC to cure such default, subject to extension of such Secured Party’s Grace Period for the additional periods of time specified in Subsections 19.6.4 and 19.6.5 below. BSC authorizes the Use Rights Secured Party to take any such action at the Use Rights Secured Party’s option. Notwithstanding any provision of this Article 19 to the contrary, in no event shall the Secured Party’s Grace Period and any extensions thereto extend beyond or permit a cure to occur after the interest payment date (as defined in the Trust Indenture) for the Bonds.

19.6.4      Notwithstanding anything contained in this Agreement to the contrary, the County Parties shall have no right to terminate this Agreement unless, following the expiration of any grace period given BSC under this Agreement to cure such default, the County Parties shall notify each Use Rights Secured Party of the County Parties’ intent to so terminate, such notice to be provided at least twenty (20) Business Days in advance of the proposed effective date of such termination (if such default is capable of being cured by the payment of money), and at least sixty (60) calendar days in advance of the proposed effective date of such termination. The provisions of Section 19.6.5 below shall apply only if, during such thirty (30) day or sixty (60) calendar day termination notice period, the Use Rights Secured Party shall:

(a)            Irrevocably notify the County Parties within ten (10) Business Days of the Use Rights Secured Party’s desire to effect a cure of all defaults that can be cured by the payment of money, except obligations of BSC to satisfy or otherwise discharge any lien or encumbrance against BSC’s interest in this Agreement which, if not satisfied or discharged, shall not affect BSC’s ability to perform its obligations or the rights of the County Parties under this Agreement or the Non- Relocation Agreement (each, an “Excluded Lien”); and

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(b)            pay or cause to be paid all Stadium License Fee and Additional License Fee then due and in arrears as specified in the termination notice to the Use Rights Secured Party and any of the same that become due during such twenty (20) Business Day (or sixty (60) calendar day) period, as and when they become due; and

(c)            comply, or with reasonable diligence commence in good faith to comply, with all non-monetary requirements of this Agreement then in default and reasonably able to be complied with by the Use Rights Secured Party; provided, however, that the Use Rights Secured Party shall not be required during such twenty (20) Business Day (or sixty (60) calendar day) period to cure or commence to cure any default consisting of BSC’s failure to satisfy and discharge any lien, charge or encumbrance against the BSC’s interest in this Agreement; provided, however, that any such lien or encumbrance created by or through BSC, if not satisfied or discharged, shall not affect BSC’s ability to perform its obligations.

19.6.5            Notwithstanding anything contained in this Agreement to the contrary, if the County Parties shall elect to terminate this Agreement, and the Use Rights Secured Party shall have proceeded to effect cure of the subject default within the applicable timeframe and in the manner provided for by Section 19.6.4, this Agreement shall not be terminated as long as the Use Rights Secured Party shall:

(a)            pay or cause to be paid the Stadium License Fee and Additional License Fee as applicable under this Agreement as the same become due, and perform all of BSC’s other non-monetary obligations under this Agreement, except (1) obligations of BSC to satisfy or otherwise discharge any Excluded Liens, (2) defaults not reasonably able to be cured by the Use Rights Secured Party prior to the Use Rights Secured Party obtaining possession of the Stadium Site; and

(b)            if not enjoined or stayed, take reasonable steps (subject to the effects of any Force Majeure) to acquire or sell the interest of BSC subject to the Use Rights Security Interest by foreclosure or other appropriate and lawful means.

Subject to Section 19.6.6 below, nothing contained in this Section 19.6.5 shall be construed to extend this Agreement beyond the original Term hereof, nor to require the Use Rights Secured Party to continue any such foreclosure proceedings after all defaults have been cured. If all defaults are cured within the timeframe(s) specified above and the Use Rights Secured Party discontinues any such foreclosure proceedings, this Agreement shall continue in full force and effect as if BSC had not defaulted under this Agreement. If a Use Rights Secured Party shall obtain possession of all or a portion of BSCs interest in or rights under this Agreement by the initiation of foreclosure, power of sale or other enforcement proceeding under any Use Rights Security Interest, or by obtaining an assignment thereof in lieu of foreclosure or through settlement of or arising out of any pending or threatened foreclosure proceeding (a “Security Interest Enforcement Proceeding”), and shall have assumed BSC’s obligations under this Agreement pursuant to an instrument reasonably satisfactory to the County Parties and cured all of BSC’s defaults capable of cure prior to the possession of the Stadium Site by the Use Rights Secured Party, then any termination notice will be deemed to have been withdrawn and all alleged defaults described therein waived or satisfied, and all rights of BSC under this Agreement which may have been terminated or suspended by virtue of such notice or alleged defaults shall be reinstated in favor of such Use Rights Secured Party.

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19.6.6      Subject to Section 19.6.10 below, if this Agreement is terminated by rejection or disaffirmance of this Agreement in connection with a bankruptcy, insolvency or similar proceeding by or against BSC, the County Parties shall promptly provide the Use Rights Secured Party with written notice that this Agreement has been terminated (the “New Agreement Notice”), together with a statement of all sums that would at that time be due under this Agreement but for such termination and of all other defaults, if any, then known to the County Parties. The County Parties hereby agree to enter into a new use agreement (a “New Agreement”) with respect to the Stadium and the Stadium Site with the Use Rights Secured Party or its Affiliate for the remainder of the Term of this Agreement, effective as of the date of termination, upon the same terms, covenants and conditions of this Agreement, provided that:

(a)            The Use Rights Secured Party shall make a written request upon the County Parties for such New Agreement within ten (10) Business Days after receipt of the New Agreement Notice by the Use Rights Secured Party receives the New Agreement.

(b)            The Use Rights Secured Party shall execute and deliver the New Agreement to the County Parties within Ten (10) Business Days after receipt of the New Agreement by the Use Rights Secured Party;

(c)            The Use Rights Secured Party shall pay or cause to be paid to the County Parties, at the time of the execution and delivery of such New Agreement, any and all sums that would be due at such time pursuant to this Agreement but for such termination, and, in addition hereto, all reasonable out-of-pocket expenses, including reasonable attorneys’ fees incurred by the County Parties in connection with such termination and the execution and delivery of the New Agreement and that have not otherwise been received by the County Parties from BSC or another party in interest (it being understood that the County Parties may pursue their claims for such excluded costs against BSC). In the event of a controversy as to the amount to be paid to the County Parties pursuant to this paragraph, the payment obligation shall be satisfied if the County Parties are paid the amount not in controversy, and the Use Rights Secured Party agrees to pay any additional sum ultimately determined to be due plus interest at the prime rate of interest most recently announced by the Wall Street Journal. The Parties shall cooperate to determine any disputed amount promptly in accordance with the terms of this Agreement.

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(d)            Upon execution and delivery of the New Agreement, the Use Rights Secured Party shall agree to remedy any Event of Default described in the New Agreement Notice. If, commencing on the effective date of the New Agreement, the Use Rights Secured Party fails to cure all such defaults within the time periods required thereunder, such failure shall constitute an event of default under the New Agreement and the County Parties shall have all rights and remedies with respect thereto described in the New Agreement. Notwithstanding the foregoing, if the reason that this Agreement has been terminated is the failure of the Team and ANLBC to perform the Non-Relocation Covenants, the Use Rights Secured Party may enter into a stadium operating agreement for the Stadium and Stadium Site with another MLB team on terms and conditions acceptable to the County Parties.

(e)            Any New Agreement made pursuant to this Section 19.6.6 shall have the same priority with respect to any security interest or other liens or encumbrance on the Stadium and Stadium Site, or any part thereof, as this Agreement, and the User under such New Agreement shall have the same right, title and interest in and to the Stadium Site as BSC has under this Agreement as of the date of the New Agreement, provided the requirements of clauses (b) and (c) above with respect to Events of Default and unpaid sums have been satisfied and that such User shall thereafter have the same duties, liabilities and obligations under the New Agreement as the BSC has under this Agreement.

19.6.7      Nothing contained in this Agreement shall require the Use Rights Secured Party to (x) discharge any Liens against the Stadium, Stadium Site or BSC’s interest in or rights under this Agreement, (y) cure the bankruptcy, insolvency or any related or similar condition of BSC, or (z) cure any default of BSC which by its terms is not reasonably able to be cured by the Use Rights Secured Party prior to obtaining possession of the Stadium Site, in order to comply with the provisions of Section 19.6.4 or Section 19.6.5 above or as a condition to its exercise of rights hereunder or of entering into the New Agreement and such User shall thereafter have the same duties, liabilities and obligations under the New Agreement as BSC has under this Agreement. For purposes of this Section 19.6.7, any Event of Default that can be cured by the payment of money shall be deemed “reasonably able to be cured” or “reasonably able to be complied with” by a Use Rights Secured Party, and (ii) any Event of Default the cure or performance of which requires possession of the Stadium, Stadium Site or BSC’s interest therein shall not be deemed “reasonably able to be cured” or “reasonably able to be complied with” by a Use Rights Secured Party if such Use Rights Secured Party is not in possession of the Stadium Site or BSCs interest therein.

19.6.8      Notices from the County Parties to the Use Rights Secured Party shall be mailed to the address or addresses furnished to the County Parties pursuant to the first paragraph of this Section 19.6. and notices from the Use Rights Secured Party to the County Parties shall be mailed to the address or addresses designated pursuant to the provisions of Section 24.1 of this Agreement. Such notices, demands and requests shall be given in the manner described in Article 24 of this Agreement and shall in all respects be covered by the provisions of that Section.

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19.6.9      If this Agreement is rejected in connection with a bankruptcy proceeding by BSC or a trustee in bankruptcy for BSC, such rejection shall be deemed an assignment by BSC to the Use Rights Secured Party of all of BSC’s interest under this Agreement, and this Agreement shall not terminate and the Use Rights Secured Party shall have all rights and obligations of the Use Rights Secured Party under this Section 19.6. as if such bankruptcy proceeding had not occurred, unless the Use Rights Secured Party shall reject such deemed assignment by notice in writing to the County Parties within ten (10 Business Days following rejection of this Agreement by BSC or BSC’s trustee in bankruptcy, unless the foregoing is prohibited by Applicable Laws; the Use Rights Secured Party shall reimburse the County Parties for all reasonable costs and expenses incurred by the County Parties directly in connection with such assignment. If any court of competent jurisdiction shall determine that this Agreement shall have been terminated notwithstanding the terms of the preceding sentence as a result of rejection by BSC or BSC’s trustee in bankruptcy in connection with any such proceeding, the rights of the Use Rights Secured Party to a New Agreement from the County Parties pursuant to Section 19.6.6 above shall not be affected thereby, subject to any contrary determination by the Bankruptcy Court.

19.6.10    Each Use Rights Secured Party obtaining possession of BSC’s right or interest under this Agreement pursuant to any Security Interest Enforcement Proceeding shall agree not to disturb the possession of ANLBC and the Team under the Stadium Operating Agreement pursuant to a non-disturbance or other agreement reasonably satisfactory to the County Parties.

19.6.11    The County Parties and the Use Rights Secured Party agree to enter into such additional and further agreements as any Use Rights Secured Party or the County Parties, as applicable, reasonably shall request (and such Use Rights Secured Party shall attorn to the County Parties and reimburse the County Parties for reasonable out-of-pocket expenses in connection therewith) to confirm and give effect to the rights of the County Parties and such Use Rights Secured Party as provided in this Section 19.6 as long as such agreements do not increase the County Parties’ obligations or reduce the obligations of BSC under this Agreement in any material respect to the County Parties.

19.7         MLB Conflict. In the event of any conflicts between the terms of this Article 19 and Article 17 above, the terms and conditions of Article 17 shall control.

Article 20 - OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL

20.1         County Parties’ Rights. The County Parties acknowledge and agree that they do not have the right, individually or collectively, to sell or transfer their interest in the Stadium, the Stadium Site or the Authority Parking Areas, without the prior, written consent of BSC. If, however, during the Term of this Agreement, the County Parties desire to sell their interest in the Stadium, the Stadium Site and/or the Authority Parking Areas to a third-party, the County Parties shall send to BSC a written offer to sell their interest in the Stadium, Stadium Site and/or the Authority Parking Areas specifying the terms and conditions on which the County Parties propose to sell their interest in the Stadium, the Stadium Site and/or the Authority Parking Areas to a third-party. BSC shall have a period of one hundred twenty (120) days to accept or reject such offer.

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20.2        BSC Rights.

20.2.1      If at any time during the Term of this Agreement, and subject to the full repayment of the Bonds and BSC’s rights set forth in Section 20.2.2 below, BSC desires to purchase the interest of the County or the Authority in the Stadium, the Stadium Site and/or the Authority Parking Areas, BSC shall make a written offer to the County or the Authority as applicable and such party agrees to negotiate exclusively and in good faith with BSC to sell its interest in the Stadium, the Stadium Site and/or the Authority Parking Areas for a period of ninety (90) days in order to enter into a definitive agreement for purchase and sale of such property. Pursuant to the Intergovernmental Agreement, in order to implement the above, the seller to BSC of any such interest (prior to the retirement of the Bonds) shall be the Authority, but the County shall convey its interest to the Authority for such purpose. However, all sale proceeds shall be paid to the County.

20.2.2      The Parties acknowledge and agree that commencing eighteen (18) months prior to the expiration of the Term of this Agreement and continuing until six (6) months prior to the expiration or termination of this Agreement (the “Sale Period”), BSC shall have the exclusive option to purchase the Stadium, the Stadium Site and/or the Authority Parking Areas. BSC shall send written notice to the County Representative during the Sale Period and the Parties shall negotiate exclusively and in good faith regarding such potential purchase by BSC during such Sale Period. The Parties agree and acknowledge that a purchase price for such sale shall be equal to fifty percent (50%) of the then determined fair market value of the Stadium, Stadium Site and Authority Parking Areas, to be determined in accordance with the following procedure:

(a)            Each of BSC and the County or the Authority as applicable shall submit to the other Party its estimate as to fair market value prepared by an MAI appraiser with at least fifteen (15) years as an appraiser of commercial properties in the Atlanta metropolitan area.

(b)            In the event that the valuations submitted by each Party are within five percent (5%) of one another, the purchase price shall be equal to fifty percent (50%) of the average of the two submitted amounts.

(c)            In the event that the valuations differ by more than five percent (5%), the appraisers shall, within five (5) Business Days, appoint a third appraiser who shall he similarly qualified. If the appraisers are unable to timely agree on the selection of the third appraiser, then either appraiser on behalf of both may request such appointment from the local chapter of the Appraisal Institute (or successor thereto).

(d)            The three (3) appraisers shall be charged to reach a majority written decision within twenty (20) days following the appointment of the third appraiser by selecting either of the estimates of fair market value provided by BSC and Authority or the County as applicable. The appraisers shall have no authority to make any other determination of such amount.

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(e)            The cost of the third appraiser shall be borne by the Party whose estimate is not selected, and the Parties shall otherwise bear their own costs.

Article 21 - SECURITY

21.1        Security. During the Term, BSC shall be responsible for providing reasonable security sufficient to control vehicular and pedestrian traffic within the Stadium Site and the Authority Parking Areas. BSC shall provide qualified security to protect the public health, safety and welfare at all Stadium events. The County shall reimburse BSC for any security provided at the County Events.

Article 22 - DESTRUCTION OF STADIUM

22.1        Destruction of Stadium.

22.1.1            If all or any significant portion of the Stadium is damaged or destroyed by fire or other casualty, BSC shall promptly secure the area that has been damaged or destroyed to safeguard against injury to Persons or property and the Braves Parties shall cause the Stadium to be repaired and rebuilt with thorough diligence as nearly as practicable to a condition that is at least substantially equivalent to that existing immediately before such loss or the condition required by law, whichever is greater, with such repair and rebuilding to be completed as soon as is possible giving due attention to the baseball season after such fire or other casualty occurs and in any event not later than three hundred fifty (350) days after such fire or other casualty occurs. Under no circumstances shall any aspect of the reconstruction be violative of the terms of any of the MLB Rules and Regulations or foreseeably have any adverse effect on any uses described at Section 5.1 above. In the event of any damage or destruction, there shall be no abatement of any amounts due hereunder from BSC to the County Parties.

22.1.2            The Parties shall be jointly responsible to fund all deductibles and amounts exceeding any sub-limits due under the property insurance policy in connection with any casualties. Any funds on deposit in the Capital Maintenance Fund may be utilized to fund the amount of any deductible, with BSC and the County to each be responsible for fifty percent (50%) of any remaining shortfall.

22.2        Damage or Destruction During Final 5 Years of Term. If the Stadium shall be destroyed or materially damaged, during the final five (5) years of the Term, and provided that the Bonds have been fully repaid, BSC may elect to terminate this Agreement upon written notice to the County Parties as of the end of the month of such written notice, and payment of any Stadium License Fee and applicable Additional License Fee payable through the effective date of such termination, pro-rated on a per diem basis. Upon the delivery of such notice and the making of any payments required hereunder, this Agreement shall terminate on the date specified in such notice and BSC shall have no further obligations in connection with this Agreement. BSC acknowledges and agrees that all insurance arising from such damage or destruction shall be paid to the County.

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22.3        Government Relief Grants. In the event of a casualty resulting from a named storm, terrorist act or other occurrence eligible for a Government Relief Grant, the County Parties shall work in good faith with BSC to apply for all appropriate Governmental Relief Grants with respect to such casualty, and shall use reasonable efforts to obtain the largest amount of such grants without jeopardizing the ability to obtain funding for essential projects affecting public health and safety. Any such grants must be applied to fund the repair or replacement as specifically outlined in the applicable award of the Government Relief Grant to the extent they provide funds for any required restoration work.

Article 23 - CONDEMNATION

23.1         Total Taking. If all or any material portion of the Stadium is taken by any State of Georgia or United States public authority pursuant to the power of eminent domain, then this Agreement and all obligations to pay Stadium License Fee and Additional License Fee hereunder shall terminate as of the date possession is taken by the public authority. [If part of the Stadium or substantial part of the Stadium Site is taken by any State of Georgia or United States public authority pursuant to the power of eminent domain and, in the reasonable opinion of either the County or BSC, it is not economically feasible to continue this Agreement, either Party may terminate this Agreement under the following terms and conditions]:

23.1.1            Such termination by either Party shall be made by written notice to the other given not later than ninety (90) days after the date possession is taken by the public authority.

23.1.2            Termination is effective thirty (30) days after such notice is given, or the date possession is taken, whichever is later.

23.1.3            If neither the County nor BSC elects to terminate this Agreement, or until termination is effective as the case may be, any payments required by BSC to be paid to the Authority under this Agreement shall be abated in the same proportion as the fair market value of the portion of the premises taken bears to fair market value of the whole of the premises. Further, BSC shall make such repairs or alterations, if any, as are required to render the remainder of the premises useable for the purpose of playing professional baseball.

23.1.4            BSC may assert a claim against the condemning authority for disruption or relocation of BSC’s business or for BSC’s property located on the premises.

23.1.5            If this Agreement is terminated pursuant to this Section 23.1, then the proceeds of any condemnation award payable to the County Parties shall be allocated and distributed to BSC in the proportionate amount of the values of the Stadium FF&E to the Stadium as of such date, as determined by an appraiser mutually acceptable to the Parties.

23.2        Partial or Temporary Taking. In the event of a condemnation action that does not constitute a total taking pursuant to Section 23.1 or results in a temporary taking of any portion of the Stadium or any other Improvements constructed on the Stadium Site, the Term shall not be reduced or affected in any way, and BSC shall promptly commence and diligently proceed to repair, alter and restore the part of the Stadium or any other improvements constructed on the Stadium Site not taken to its former condition in accordance with the terms, requirements and conditions described in Article 22 of this Agreement. The full amount of any condemnation award shall be used to pay for the costs and expenses associated with the restoration of the Stadium or any other improvements constructed on the Stadium Site.

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Article 24 - NOTICES

24.1            Notices. Any notice, consent or other communication under this Agreement shall be in writing and shall be considered given when delivered in person or sent by electronic mail (provided that any notice sent by electronic mail shall simultaneously be sent via personal delivery, overnight courier or certified mail as provided herein), one (1) Business Day after being sent by a reputable overnight courier, or three (3) Business Days after being mailed by certified mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice given pursuant to this Section to the other Party hereto):

To BSC:	Executive Vice President, Business Operations Atlanta National League Baseball Club, Inc. 755 Hank Aaron Drive Atlanta, GA 30315
With a copy to:	General Counsel Atlanta National League Baseball Club, Inc. 755 Hank Aaron Drive Atlanta, GA 30315
Maxine Hicks, Esq. DLA Piper LLP One Atlantic Center 1201 West Peachtree Street, Suite 2800 Atlanta, GA 30309-3450
To County:	Chairman, Cobb County Board of Commissioners 100 Cherokee Street, Suite 300 Marietta, GA 30090
With a copy to:	Clerk Cobb County Board of Commissioners 100 Cherokee Street, Suite 300 Marietta, GA 30090
Cobb County Manager County Manager’s Office 100 Cherokee Street, Suite 300 Marietta, GA 30090

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Cobb County Attorney
County Attorney’s Office
100 Cherokee Street, Suite 350
Marietta, GA 30090

Finance Director/Comptroller
Office of Finance & Economic Development
100 Cherokee Street, Suite 400
Marietta, GA 30090

To Authority:	General Manager & CEO Cobb-Marietta Coliseum & Exhibit Hall Authority Two Galleria Parkway Atlanta, GA 30339

Article 25 - ACTIONS OF COUNTY PARTIES

25.1         Actions of County Parties. The County Parties acknowledge and agree that a material and essential term of this Agreement, and a material inducement for BSC to enter into this Agreement and for the Team to move to Cobb County, was the commitment from the County Parties that BSC would be able to deal directly with only the County on all matters related to this Agreement without the requirement of any further resolution or action of either of the County Parties. Except as otherwise provided in this Agreement, the County will act on behalf of both County Parties under this Agreement.

Article 26 - REPRESENTATIONS AND WARRANTIES

26.1         Representations and Warranties of the County Parties. The County Parties hereby represent and warrant to BSC the following as of the date of execution of this Agreement:

26.1.1      Organization. The County Parties are duly organized, validly existing, and in good standing under the laws of the State of Georgia.

26.1.2      Authorization; Validity and Enforceability. The County Parties have all requisite power and authority to enter into this Agreement and to carry out the actions contemplated hereby. The execution, delivery, and performance of all obligations of the County Parties under this Agreement have been duly authorized and approved by all necessary action by the County Parties. This Agreement, when executed, shall constitute the valid and legally binding obligation of the County Parties, enforceable against them in accordance with their terms.

26.1.3      No Conflicts. The execution, delivery and performance of this Agreement shall not result in a violation of, in any material respect, any provision of any other agreements, charters, instruments, contracts, judgments or decrees to which either of the County Parties is a party, or by which either of the County Parties or their respective assets may be bound or affected, including, without limitation, the Intergovernmental Agreements.

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26.1.4      No Violation of Laws. The County Parties have complied in all material respects with all applicable legal requirements, has not received written notice as of the date of execution of this Agreement asserting any noncompliance in any material respect by the County Parties with such legal requirements, and is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other Governmental Authority that is in any respect material to the transactions contemplated in and by this Agreement.

26.1.5      Litigation. There is no action, suit, proceeding or investigation at law or in equity or by or before any Governmental Authority now pending or, to the actual knowledge of the County Parties, threatened against or that affects either of the County Parties seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution of this Agreement and the performance of the transactions contemplated herein or that might materially and adversely affect the use and operation of the Stadium as contemplated in and by this Agreement or the performance of the County Parties hereunder.

26.2         Representations and Warranties of BSC. BSC hereby represents and warrants to the County Parties the following as of the date of execution of this Agreement:

26.2.1      Organization. BSC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

26.2.2      Authorization; Validity and Enforceability. BSC has all requisite power and authority to enter into this Agreement and to carry out the actions contemplated hereby. The execution, delivery, and performance of all obligations of BSC under this Agreement have been duly authorized and approved by all necessary action by BSC. This Agreement, when executed, shall constitute the valid and legally binding obligation of BSC, enforceable against them in accordance with its terms.

26.2.3      No Conflicts. The execution, delivery and performance of this Agreement shall not result in a violation of, in any material respect, any provision of any other agreements, charters, instruments, contracts, judgments or decrees to which either BSC is a party, or by which BSC or their assets may be bound or affected.

26.2.4      No Violation of Laws. BSC has complied in all material respects with all applicable legal requirements, has not received written notice as of the date of execution of this Agreement asserting any noncompliance in any material respect by BSC with such legal requirements, and is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other Governmental Authority that is in any respect material to the transactions contemplated in and by this Agreement.

26.2.5      Litigation. There is no action, suit, proceeding or investigation at law or in equity or by or before any Governmental Authority now pending or, to the actual knowledge of BSC, threatened against or that affects BSC seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution of this Agreement and the performance of the transactions contemplated herein or that might materially and adversely affect the use and operation of the Stadium as contemplated in and by this Agreement or the performance of BSC hereunder.

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Article 27 - MISCELLANEOUS

27.1        Relationship of the Parties. The relationship of the Parties under this Agreement shall be that of independent contractors and nothing herein or in any related document or representation shall be construed to create or imply any relationship of employment, agency, partnership or any other relationship other than that of independent contractors. Each of the Parties acknowledge and agree that each is engaged in a separate and independent business and neither shall state, represent or imply any interest in or control over the business of the other.

27.2        Cooperation. A Party, upon the reasonable request of the other Party hereto, shall execute and deliver, or cause to be executed and delivered, any further documents and take any further actions as may be reasonably necessary or expedient in order to consummate the transactions provided for in, and to carry out the purpose and intent of, this Agreement. The Parties shall also provide such cooperation as provided at Section 9.2 of the Development Agreement.

27.3        Force Majeure. No Party shall be deemed in breach of this Agreement in the event of non-performance due to a Force Majeure; provided, however, that any event involving or relating to any of the County Parties’ governmental restrictions or acts or failures to act shall not relieve the County Parties of their obligations pursuant to this Agreement unless the failure to act is as a result of another Force Majeure beyond the reasonable control and without the fault of the Party claiming an excuse from performance. The Parties’ respective performance under this Agreement will be suspended during such Force Majeure, each Party shall resume performance of this Agreement upon the conclusion of such Force Majeure, and the Parties shall confer in good faith to determine if any remedial action is necessary as a result of such Force Majeure.

27.4        Ancillary Agreements. Simultaneously with the execution of this Agreement, the Parties have entered into the Development Agreement and the Non-Relocation Agreement and the County Parties have entered into the Intergovernmental Agreements.

27.5        Governing Law. The laws of the State of Georgia shall govern as to the interpretation, validity and effect of this Agreement, without regard to such state’s choice of law principles.

27.6        Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia. The Parties hereby submit to the exclusive jurisdiction of the Superior Court of Cobb County, Georgia for the purposes of all legal proceedings arising out of or relating to this Agreement and the Parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any such proceeding which is brought in such a court.

27.7        Obligation to Defend Validity of Agreement. If litigation is filed by a third-party against one or more Parties to this Agreement, the Party or Parties who are named as parties in such action will take all reasonable steps to support and defend the validity of this Agreement and the Definitive Documents, Any Party may intervene in any such matter in which a Party has been named as a defendant. Each Party will be responsible for their own legal fees and related costs in connection with any such litigation.

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27.8        Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by Law, but only if and to the extent such enforcement would not materially and adversely frustrate the Parties’ essential objectives as expressed herein.

27.9        Diligent Performance. With respect to any duty or obligation imposed on a Party by this Agreement, unless a time limit is specified for the performance of such duty or obligation, it shall be the duty or obligation of such Party to commence and perform the same in a diligent and workmanlike manner and to complete the performance of such duty or obligation as soon as reasonably practicable after commencement of performance.

27.10      Time of the Essence. In all matters concerning or affecting this Agreement, time is of the essence.

27.11      Entirety of Agreement. This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any Party which has not been embodied in this Agreement, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may be amended or modified only by a written instrument signed by the Parties.

27.12      Successors and Assigns. Subject to the limitations on assignability set forth herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

27.13      Captions. The captions in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement or used in construing or interpreting any provision hereof

27.14      No Waiver. No waiver of any condition or covenant of this Agreement to be satisfied or performed by a Party shall be deemed to imply or constitute a further waiver of the same, or any like condition or covenant, and nothing contained in this Agreement nor any act of a Party, except a written waiver signed by such Party, shall be construed to be a waiver of any condition or covenant to be performed by another Party.

27.15      Construction. No provisions of this Agreement shall be construed against a Party by reason of such Party having drafted such provisions.

27.16      Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original document.

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27.17      Third-Party Beneficiaries. There are no third-party beneficiaries, express or implied, of this Agreement.

27.18      Further Assurances and Corrective Instruments. The Parties each agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements and amendments hereto and such further instruments as may be reasonably required for carrying out the intentions of the Parties or facilitating the performance of this Agreement provided that the rights of the Parties in connection with this Agreement are not impaired thereby.

27.19      Good Faith. In exercising its rights and fulfilling its obligations under this Agreement, each of the Parties agrees to act in good faith. Each Party acknowledges that in each instance under this Agreement where a Party is obligated to exercise good faith or to use good faith, diligent or other similar efforts, such Party shall not be required to, unless there is a specific obligation hereunder to do so, expend any funds, or grant any other consideration of any kind, in the performance of such undertaking. Each Party further acknowledges that the obligation of any Party to act in good faith, undertake good faith, act diligently or undertake other similar efforts does not constitute a warranty, representation or other guaranty that the result that the Parties are attempting to achieve shall be successfully achieved and no Party shall be liable for any failure to achieve the result or results intended so long as the Party has complied with its obligation to act in good faith, unless the achievement of the result or results intended are specifically required hereunder.

27.20      E-Verification. The Braves Parties each acknowledge and agree that they are aware of O.C.G.A. §13-10-91 and related statutes regarding the e-verification of employment of all newly hired employees to confirm that such employees are legally entitled to work in the United States and that each of the Braves Parties will, if and when applicable, fully comply with any applicable statutory requirements regarding verification of employment and impose a similar requirement in any appropriate contract to which any Braves Party may be a party. Any current forms, notices, disclosures or affidavits required by the County in connection with such verification shall be attached as an exhibit to the CA Agreement and the Stadium Construction Management Agreement. The County shall provide the Braves Parties with revised versions of any such forms, notices, disclosures or affidavits promptly following their issuance.

27.21      Nondiscrimination. In accordance with Title VI of the Civil Rights Act, as amended, 42 U.S.C. §200d, section 303 of the Age Discrimination Act of 1975, as amended, 42 U.S.C. §6102, section 202 of the Americans with Disabilities Act of 1990, 42 U.S.C. §12132, and all other provisions of Federal law, the Braves Parties agree that, during the performance of this Agreement, the Braves Parties, for themselves, their respective assignees and successors in interest, will not discriminate against any employee or applicant for employment, any subcontractor, or any supplier because of race, color, creed, national origin, gender, age or disability. In addition, the Braves Parties agree to comply with all applicable implementing regulations and shall include the provisions of this Section 27.21 in every subcontract for services contemplated under this Agreement.

27.22      No Personal Liability. Nothing herein shall be construed as creating any individual or personal liability on the part of any of County’s elected or appointed officials, officers, boards, commissions, employees, representatives, consultants, servants, agents, attorneys and volunteers or on the part of any of the Braves Parties’ board members, officers, or employees.

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27.23      Limited, Non-Recourse Obligation of the Authority. Notwithstanding any other provision of this Agreement to the contrary, the Authority shall incur no pecuniary liability under this Agreement, and no recourse shall be had against, and the Authority shall in no way be obligated to expend, any funds of the Authority other than those funds made available to it by the County and the Braves Parties pursuant to the provisions of the Definitive Documents, in performance of its obligations hereunder. Without limiting the generality of the foregoing, no recourse shall he had by any party hereto against the Authority’s revenues and assets (other than the Stadium Project) and the amounts received by the Authority from any other source whatsoever, including without limitation amounts received from the County pursuant to other intergovernmental agreements not relating to the Stadium Project (whether or not specifically pledged or allocated to secure the Bonds).

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of BSC and duly authorized officials of the Authority and the County, each of whom hereby represents and warrants that he has the full power and authority to execute this Agreement in such capacity, all as of the day and year first above written.

BRAVES STADIUM COMPANY, LLC, a Delaware limited liability company By: Braves Holdings, LLC, a Delaware limited liability company, its sole Member

	Name:	/s/ Terence McGuirk
	Title:	CEO

Sworn to and subscribed before me this 27th day of May, 2014
Eve Porter
Notary Public

My Commission Expires:

Oct. 22, 2016
(NOTARIAL SEAL)

[SIGNATURES CONTINUED ON NEXT PAGE]

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COBB-MARIETTA COLISEUM AND EXHIBIT HALL AUTHORITY
	By:	/s/ Jerry Nix
Jerry Nix
Chairman

Sworn to and subscribed before me this 27th day of May 2014
Alice B. Mabry
Notary Public

My Commission Expires:

(NOTARIAL SEAL)

	By:	/s/ Johnny Gresham
Johnny Gresham
Secretary

Sworn to and subscribed before me this 27th day of May, 2014

Notary Public

My Commission Expires:

(NOTARIAL SEAL)

[SIGNATURES CONTINUED ON NEXT PAGE]

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COBB COUNTY, GEORGIA

	By:	/s/ Timothy D. Lee
Timothy D. Lee
Chairman
Cobb County Board of Commissioners

Sworn to and subscribed before me this 29 day of May 2014
Karen L. King
Notary Public

My Commission Expires:

2-28-15
(NOTARIAL SEAL)

Attest:	Candace W. Ellison
County Clerk/Deputy County Clerk

Approved as to form:

/s/ Deborah L. Dance
Deborah L. Dance
County Attorney

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EXHIBIT A-1— CAPITAL MAINTENANCE AND REPAIRS

Examples of Capital Maintenance and Repair include, without limitation, the following:

(a)            HVAC Capital: Including but not limited to major repair or replacement of all HVAC systems and control components including but not limited to central chillers, cooling towers, heat exchangers, DDC automation, energy management systems, package units, air handlers, power induction units, electric or gas heating devices and related equipment.

(b)            Plumbing Capital: Including but not limited to major repair or replacement of all water, sewer and gas lines, pumps, pump motors, gearboxes, grease traps, hot water tanks, hot water heaters, boilers either gas or electric, internal coils, manifolds, etc.

(c)            Electrical Capital: Including but not limited to major repair or replacement of main power feeds, main switchgear, buss bars, automatic transfer switches, emergency generators, ups systems, field/sports lighting and its components, general power distribution, energy management devises, program and lighting hardware and software, etc.

(d)            Fire Protection Capital: Including but not limited to major repair or replacement of fire pumps and motors, wet and dry sprinkler distribution, piping, ansul systems and main annunciator and related alarm devices, etc.

(e)            Concession Capital: Including but not limited to major repair or replacement of structurally mounted concessions fixtures and equipment provided by the County or the Authority (e.g., exhaust vents, grease traps, ansul systems, electrical hook-ups, counters, countertops, roll-down doors, plumbing and sinks, fixtures and lighting).

(f)             Concrete Capital: Repair and/or replace cracked and/or disintegrated concrete surfaces as needed including but not limited to concourses, pre-cast, cast in place, spalling, sidewalks, curbing, ADA ramps, traffic coatings, stair risers, stucco walls, effis walls & ceilings etc.

(g)            Seating Capital: Replace in part or entire sections of seats and seat standards, filigrees, cup holders and all other integral components of permanently affixed fan seating. Spare seats and seat parts inventory not less than 2.5% of total fixed seating.

(h)            Painting Capital: Includes all protective paints and coatings including but not limited to paint, stains, waterproof and anti-slip coatings as specified. Full scale painting of all structural steel, fencing, hand rails, gates, metal fascia, etc. Seal coating and application of anti-slip coatings, traffic coatings and stains. Painting of common areas including but not limited to open concourses, service area, equipment and storage rooms, restrooms, etc.

(i)             Field/Sports Lighting Capital: Field/ lighting replacement and all related components including but not limited to lamps, fixtures, lenses, ballasts, relays etc. All considered capital and replaced per manufacturer’s recommendation or as necessary to meet MLB minimum standards, spare parts inventory not less than 2.5% of inventory.

(j)             Fencing/Gates/Netting Capital: Including but not limited to major repair or replacement of security fencing including steel, aluminum, chain link, wood, etc. within the park and parking lots. Included in this would be field wall and padding, home plate and batting practice netting and support structures.

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(k)            Parking Lot Capital: Including but not limited to major repair or complete resurface of all asphalt parking surfaces, walkways and structures, weather shelters, curbing, car stops, light poles, lamps and bases, general lighting and power, distribution lines, wiring, panels, transformer etc. Lot stripping, patching, crack-fill and sealcoating.

(l)             LED Matrix Capital: Including but not limited to major repair or replacement of all LED boards, including but not limited to main scoreboard, marquee, ribbon boards, speed of pitch, out of town and strike our boards, in house TV monitors, etc. Includes LED board hardware, wiring, software and other components integral for system operation.

(m)           PA Systems Capital: Including but not limited to major repairs or replacement of general sound systems including public announce system, main park speakers systems, amps and related components.

(n)            Other Capital: Major repairs or replacement due to electrical failures or short circuits in risers, panels, disconnect, transformers, circuit boards, main switches and overload protection and control hardware. Major repairs or replacement due to inclement weather including but not limited to damage from major & minor leaks, floods, tornados, lightning, earthquakes and other acts of God.

(o)            Elevator/escalator Capital: Major repairs or replacement of any component integral to elevator/escalators operation including but not limited to cabs, steps & step combs, controls (internal and external) motors, cables, or other as required by state or county regulation.

(p)            Carpeting Flooring Capital: Including but not limited to replacement of any carpet, hard wood, ceramic, vinyl or other flooring material.

(q)            Door/Lock Capital: Major repair or replacement of any entrance security door and its components including but not limited to glass, metal, steel frame, motorized or manual roll-up doors, etc. Includes all hardware and software for digital locks and security access tracking systems.

(r)            Roofing/Fascia Capital: Major repair or replacement of any roof or roof type structure including but not limited to built-up, PVC, EDPM, metal canopies and/or awnings, etc. Pressure wash, caulk, point and seal coat exterior brick, stucco or precast property envelope no later than every seventh year or sooner as needed.

(s)            Glass/Window Capital: Major repair or replacement of glass/window and Components including but not limited to press or media fixed or retractable windows, storefronts, main entrances, ticketing and restaurants, etc.

(t)            Control Room Capital: Major repair or replacement of master control room systems and components integral to park, game, event and building technology operations.

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EXHIBIT A-2 — ROUTINE MAINTENANCE

1.	Performing all preventive or routine maintenance which is stipulated in operating manuals for the Stadium as regular, periodic maintenance procedures.

2.	Regular maintenance of the HVAC, plumbing, electrical, water, sewage and field drainage systems, and escalators and elevators, including periodic cleaning, lubricating, servicing and replacement of incidental parts.

3.	Groundskeeping, including mowing, seeding, fertilizing and resodding of all grasses and maintenance and replacement of all shrubs and flowers and maintenance of all trees.

4.	Changing of isolated light bulbs, fuses and circuit breakers as they burn out or require replacement.

5.	Painting and reapplication of protective materials, including but not limited to caulk, sealant and strip-resistant materials.

6.	Maintenance of the scoreboards, instant replay boards and/or advertising panels, including but not limited to the replacement of isolated bulbs in connection therewith.

7.	Repair and maintenance of isolated seats and seat standards (but not the cost of materials therefor), the public address system, speakers, amplifiers and control panels, if any.

8.	Repair or replacement of any item due to misuse by the Team, except to the extent covered by insurance hereunder.

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EXHIBIT B — THE STADIUM SITE

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EXHIBIT C —CMF FUNDING SCHEDULE

Capital Maintenance Funding Schedule

Year	Braves Parties	Cobb County
2017	$1,200,000	$1,200,000
2018	$1,230,000	$1,230,000
2019	$1,260,000	$1,260,000
2020	$1,290,000	$1,290,000
2021	$1,320,000	$1,320,000
2022	$1,350,000	$1,350,000
2023	$1,380,000	$1,380,000
2024	$1,410,000	$1,410,000
2025	$1,440,000	$1,440,000
2026	$1,470,000	$1,470,000
2027	$1,500,000	$1,500,000
2028	$1,530,000	$1,530,000
2029	$1,560,000	$1,560,000
2030	$1,590,000	$1,590,000
2031	$1,560,000	$1,560,000
2032	$1,530,000	$1,530,000
2033	$1,500,000	$1,500,000
2034	$1,470,000	$1,470,000
2035	$1,440,000	$1,440,000
2036	$1,410,000	$1,410,000
2037	$1,380,000	$1,380,000
2038	$1,180,000	$1,180,000
2039	$1,000,000	$1,000,000
2040	$800,000	$800,000
2041	$600,000	$600,000
2042	$500,000	$500,000
2043	$300,000	$300,000
2044	$300,000	$300,000
2045	$250,000	$250,000
2046	$250,000	$250,000
	35,000,000	35,000,000

PAYABLE IN TWO EQUAL INSTALLMENTS ON JULY 1ST AND SEPTEMBER 1ST OF EACH YEAR OF LEASE TERM

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